CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
$675,000,000 notes due 2023	$675,000,000	99.973%	$674,817,750	$81,787.91
$700,000,000 notes due 2028	$700,000,000	99.590%	$697,130,000	$84,492.16

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-225979

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 29, 2018)

BRITISH TELECOMMUNICATIONS PUBLIC LIMITED COMPANY

(incorporated with limited liability in England and Wales under the Companies Acts 1948 to 1981)

(Registered Number: 1800000)

$675,000,000 4.500% SENIOR NOTES DUE 2023

$700,000,000 5.125% SENIOR NOTES DUE 2028

The $675,000,000 senior notes due 2023 (the “2023 notes”) will bear interest at 4.500% per year. Interest on the 2023 notes will be payable semi-annually in arrears on June 4 and December 4 of each year, commencing on June 4, 2019. The 2023 notes will mature at 100% of their principal amount on December 4, 2023.

The $700,000,000 senior notes due 2028 (the “2028 notes” and, together with the 2023 notes, the “notes”) will bear interest at 5.125% per year. Interest on the 2028 notes will be payable semi-annually in arrears on June 4 and December 4 of each year, commencing on June 4, 2019. The 2028 notes will mature at 100% of their principal amount on December 4, 2028.

The notes will be senior and unsecured obligations and will rank equally with all of our present and future unsecured and unsubordinated indebtedness. The notes will be issued in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Prior to November 4, 2023 (the date that is one month prior to the scheduled maturity for the 2023 notes), we may redeem the 2023 notes, in whole or in part at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of such notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption on a semi-annual basis at the treasury rate plus 0.250%, plus in each case interest accrued to, but not including, the date of redemption. On or after November 4, 2023 (the date that is one month prior to the scheduled maturity date for the 2023 notes), we may redeem the 2023 notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any thereon to, but excluding, the date of redemption. Prior to September 4, 2028 (the date that is three months prior to the scheduled maturity for the 2028 notes), we may redeem the 2028 notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of such notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption on a semi-annual basis at the treasury rate plus 0.350%, plus in each case interest accrued to, but not including, the date of redemption. On or after September 4, 2028 (the date that is three months prior to the scheduled maturity date for the 2028 notes), we may redeem the 2028 notes, in whole or in part, at any time, and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any thereon to, but excluding, the date of redemption.

Application has been made to the Financial Conduct Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “FCA”) for the notes to be admitted to the official list of the FCA (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the notes to be admitted to trading on the London Stock Exchange’s main market. References in this prospectus supplement to notes being “listed” (and all related references) shall mean that such notes have been admitted to trading on the London Stock Exchange’s main market and have been admitted to the Official List. The London Stock Exchange’s main market is a regulated market for the purposes of the Directive 2004/39/EC of the European Parliament and of the Council on markets in financial instruments.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2023 Note	Total for 2023 Notes	Per 2028 Note	Total for 2028 Notes
Price to Public(1)	99.973%	$674,817,750	99.590%	$697,130,000
Underwriting Discounts and Commissions	0.350%	$2,362,500	0.450%	$3,150,000
Proceeds, before expenses, to us(1)	99.623%	$672,455,250	99.140%	$693,980,000

(1)	Interest on the notes will accrue from December 4, 2018.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”), against payment in New York, New York, on or about December 4, 2018. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. (“Euroclear”).

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Citigroup	MUFG	SMBC Nikko

BNP PARIBAS	HSBC	J.P. Morgan	Lloyds Securities	Mizuho Securities	NatWest Markets	Santander	SEB	SOCIETE GENERALE

The date of this prospectus supplement is November 29, 2018.

PROSPECTUS SUPPLEMENT

PROSPECTUS

We are responsible for the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated June 29, 2018 (together, the “prospectus”). We have not, and the underwriters have not, authorized any other person to provide you with different information, and we take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and any prospects may have changed since those dates.

MiFID II product governance / Professional investors and ECPs only target market — Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a distributor) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

PRIIPs Regulation / PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

ABOUT THIS DOCUMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about debt securities we may offer from time to time. When we refer to the “prospectus”, we are referring to both parts of the documents combined. If the description of the notes in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus. The accompanying prospectus contains important information regarding the offering, which is not contained in this prospectus supplement. You are urged to read the prospectus in full.

Unless the context requires otherwise, references to “BT”, the “Company”, “we”, “our” or “us” in this prospectus supplement refer to British Telecommunications plc, a public limited company duly organized and existing under the laws of England and Wales, and its consolidated subsidiaries.

We accept responsibility for the information contained in this Prospectus. To the best of our knowledge (after taking all reasonable care to ensure that such is the case) the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information contained in documents we filed with or furnished to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

Our 2018 Annual Report on Form 20-F/A, filed with the SEC on September 20, 2018 (which replaced the 2018 Annual Report on Form 20-F filed on May 24, 2018 (as amended by the Form 20-F/A filed on June 22, 2018)), which contains our consolidated audited financial statements in respect of the three financial years ended March 31, 2018, together with the auditors’ report thereon (which have previously been published and which have been filed with the Financial Conduct Authority in the United Kingdom), is incorporated in, and forms part of, this prospectus supplement and the accompanying prospectus (excluding all information incorporated by reference in any such documents either expressly or implicitly). The non-incorporated parts of a document incorporated by reference are not relevant for the investor.

Our report on Form 6-K filed with the SEC on November 23, 2018, which contains our consolidated unaudited interim financial statements as at September 30, 2018 and for the six months ended September 30, 2018 and 2017 (the “Results for the Half Year ended September 30, 2018”) (which have previously been published and which have been announced through the Regulatory News Service operated by the London Stock Exchange), is incorporated in, and forms part of, this prospectus supplement and the accompanying prospectus (excluding all information incorporated by reference in any such documents either expressly or implicitly). Page 26 of the report on Form 6-K filed with the SEC on November 23, 2018 is not incorporated by reference in this prospectus supplement and the accompanying prospectus. The non-incorporated parts of a document incorporated by reference are not relevant for the investor.

Copies of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are available for viewing on our website (http://www.btplc.com/governance) and will be published on the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

In addition, the following documents published or issued prior to the date hereof or published or issued from time to time after the date hereof, are incorporated in, and form part of, this prospectus supplement and the accompanying prospectus:

•

any future report on Form 20-F that we may file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all the securities that may be offered through this prospectus supplement and the accompanying prospectus;

•	any reports on Form 6-K filed or furnished by us pursuant to the Exchange Act that expressly state that we incorporate them by reference; and

•	reports filed or furnished under Sections 13(a), 13(c) or 15(d) of the Exchange Act.

You can obtain copies of any of the documents incorporated by reference through the Company or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement and the accompanying prospectus. You may obtain BT documents incorporated by reference into this prospectus supplement and the accompanying prospectus, at no cost, by requesting them in writing or by telephone at the following address and telephone number:

British Telecommunications plc

BT Centre

81 Newgate Street

London EC1A 7AJ

United Kingdom

011-44-20-7356-5000

THE OFFERING

The following summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It may not contain all information that you should consider before investing in the notes. You should read “Description of the Notes” beginning on page S-23 of this prospectus supplement for more detailed information about the notes.

Issuer	British Telecommunications plc

Notes Offered	$675,000,000 aggregate principal amount of 4.500% senior notes due 2023 and $700,000,000 aggregate principal amount of 5.125% senior notes due 2028.

2023 Notes:

Stated Maturity	December 4, 2023.

Principal Amount of Notes Being Issued	$675,000,000

Issue Date	Expected to be on or about December 4, 2018.

Issue Price	99.973%

Interest Rate	4.500%

Date Interest Starts Accruing	December 4, 2018.

Interest Payment Dates	Semi-annually in arrears on June 4 and December 4 of each year, commencing on June 4, 2019.

First Interest Payment Date	June 4, 2019.

Day Count Convention	30/360.

Optional Redemption

Prior to November 4, 2023 (the date that is one month prior to the scheduled maturity for the 2023 notes), we may redeem the 2023 notes in whole or in part at any time and from time to time at the redemption price described in this prospectus supplement plus accrued interest to but excluding the date of redemption. On or after November 4, 2023 (the date that is one month prior to the scheduled maturity date for the 2023 notes), we may redeem the 2023 notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2023 notes to be redeemed, plus accrued and unpaid interest, if any thereon to, but excluding, the date of redemption.

CUSIP	111021AM3

ISIN	US111021AM38

2028 Notes:

Stated Maturity	December 4, 2028.

Principal Amount of Notes Being Issued	$700,000,000

Issue Date	Expected to be on or about December 4, 2018.

Issue Price	99.590%

Interest Rate	5.125%

Date Interest Starts Accruing	December 4, 2018.

Interest Payment Dates	Semi-annually in arrears on June 4 and December 4 of each year, commencing on June 4, 2019.

First Interest Payment Date	June 4, 2019.

Day Count Convention	30/360.

Optional Redemption

Prior to September 4, 2028 (the date that is three months prior to the scheduled maturity for the 2028 notes), we may redeem the 2028 notes in whole or in part at any time and from time to time at the redemption price described in this prospectus supplement plus accrued interest to but excluding the date of redemption. On or after September 4, 2028 (the date that is three months prior to the scheduled maturity date for the 2028 notes), we may redeem the 2028 notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2028 notes to be redeemed, plus accrued and unpaid interest, if any thereon to, but excluding, the date of redemption.

CUSIP	111021AL5

ISIN	US111021AL54

Provisions Relating to All Notes:

Ranking	The notes will rank equally without any preference among themselves and equally with all of our present and future unsecured and unsubordinated indebtedness.

Restrictive Covenants

The indenture relating to the notes contains a negative covenant restricting our ability to create, assume or incur liens to secure present or future capital markets indebtedness. For more information, see “Description of Debt Securities We May Offer — Restrictive Covenants — Negative Pledge” in the accompanying prospectus.

However, the indenture does not contain any negative covenants restricting our ability to make payments, incur indebtedness, dispose of assets, enter into sale-leaseback transactions, issue and sell capital stock, enter into transactions with affiliates or engage in business other than our present business.

Change of Control and Put Event

Unless we have given notice of redemption, the holder of each note will have the option to require us to redeem or, at our option, purchase (or procure the purchase of) that note on the Optional Redemption Date at 101% of its principal amount together with interest accrued to (but excluding) the Optional Redemption Date upon a Change of Control and Put Event, as described under “Description of Debt Securities We May Offer — Change of Control and Put Event” in the accompanying prospectus.

Additional Amounts; Optional Tax Redemption

If the U.K. tax authorities require us to make a deduction on a payment made on the notes, we will, to the extent described in “Description of Debt Securities We May Offer — Payment of Additional Amounts” in the accompanying prospectus, make an increased payment so that you will receive the same amount as the original payment before the deduction. If we are required to make such an increased payment, we may redeem the relevant notes, in whole but not in part, at a price equal to 100% of their principal amount plus accrued interest.

Form of Notes; Clearance and Settlement

We will issue the notes in fully registered form. The notes will be represented by one or more global securities registered in the name of a nominee of DTC and deposited with Delaware Trust Company (as successor in interest to Law Debenture Trust Company of New York), as depositary. You will hold a beneficial interest in the notes through DTC in book-entry form. Indirect holders trading their beneficial interest in the notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Denomination	The notes will be issued in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Further Issuances

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the notes described in this prospectus supplement (except for the price to the public and issue date); provided however that such additional notes shall be issued under a separate CUSIP, Common Code and/or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of the notes offered by this prospectus supplement, are otherwise treated as part of the same “issue” of debt instruments as the notes offered by this prospectus supplement, or the notes offered in this prospectus supplement and the additional notes are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. Any such additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to the notes. There is no limitation on the amount of notes or other debt securities that we may issue under that indenture.

Taxation

For a description of certain tax consequences of the ownership of the notes, see “Taxation” beginning on page 29 of the accompanying prospectus. Based on the description of the notes set out in this prospectus supplement and provided in particular that the notes carry neither a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the notes nor a right on repayment to an amount which exceeds the nominal amount of the notes and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange, no U.K. stamp duty or U.K. stamp duty reserve tax is payable on the issue or transfer of the notes.

Listing	We have applied to the FCA for the notes to be admitted to the Official List and to the London Stock Exchange for the notes to be admitted to trading on its main market.

Governing Law	The notes will be governed by the laws of the State of New York.

Use of Proceeds

We will receive net proceeds (after underwriting discounts and commissions and estimated net offering expenses) from this offering of approximately $1,366 million. We intend to use the net proceeds from the sale of the notes offered hereby for general corporate purposes.

Risk Factors

You should carefully consider all the information in this prospectus supplement and in the accompanying prospectus and, in particular, the risks described under “Risk Factors” beginning on page S-11 of this prospectus supplement before deciding to invest in the notes.

RECENT DEVELOPMENTS

On October 25, 2018, we announced the appointment of Philip Jansen as Chief Executive of BT Group plc. He will join the Group and be appointed to the Board of Directors of BT Group plc as an Executive Director on January 1, 2019 and following a handover period will take over from Gavin Patterson as Chief Executive on February 1, 2019.

On July 27, 2018, we announced that we had been alerted to an error that our independent external actuary had made in its calculation of our IAS 19 accounting pension deficit at March 31, 2018. Management determined that, in accordance with US financial reporting requirements, we needed to restate our consolidated financial statements contained in our 2018 Annual Report on Form 20-F filed on May 24, 2018 (as amended by the Form 20-F/A filed on June 22, 2018). On September 20, 2018, we filed an amended and restated 2018 Annual Report on Form 20-F/A with the SEC (which replaced the 2018 Annual Report on Form 20-F filed on May 24, 2018 (as amended by the Form 20-F/A filed on June 22, 2018)).

The accounting error understated the net pension obligation, after tax, at March 31, 2018 by £393 million (£476 million gross of deferred tax) and overstated total equity in the balance sheet by £393 million. The re-measurement gain of the net pension obligation recorded within the Group statement of comprehensive income for the year ended March 31, 2018 was overstated by £476 million and tax expense on the pension re-measurement was overstated by £83 million.

The error has no effect on the Group income statement or the Group cash flow statement or any amounts included in the financial statements for the years ending March 31, 2017 and March 31, 2016. It also has no effect on the 2017 triennial funding valuation of the BT Pension Scheme, associated cash contributions or on the pension scheme members.

Management has determined that, whilst there was a failure in the operation of controls at our independent external actuary (acting on behalf of management), our monitoring control did not identify the failure. This failure gave rise to the accounting error and constituted a material weakness. This material weakness, and our process for remediation, are further described on pages 92 to 94 of our Annual Report on Form 20-F/A for the year ended March 31, 2018 incorporated herein by reference.

RISK FACTORS

This section describes all material risks that are known to BT as at the date of this prospectus supplement. This section is not intended to be exhaustive and prospective investors should read the detailed information set out elsewhere in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, prior to making any investment decision. Further, prospective investors should take their own legal, financial, accounting, tax and other relevant advice as to the structure and viability of an investment in the notes.

Risks relating to our business

Failure to comply with legal requirements and ethical standards can have a significant impact and lead to damage to our brand and a loss of reputation

We are committed to maintaining high ethical standards, and have a zero tolerance approach to fraud, bribery, any form of corruption or any illegal or unethical activity. We have to comply with a wide range of local and international laws, including anti-corruption and bribery laws. The United Kingdom Bribery Act and the United States Foreign Corrupt Practices Act have extraterritorial reach and thereby cover our global operations. We also have to ensure compliance with trade sanctions as well as import and export controls. We comply with the United Kingdom Modern Slavery Act and follow international standards on human rights, such as the International Labour Organisation’s Principles and the United Nations Guiding Principles on Business and Human Rights.

We also face the risks associated with inappropriate and unethical behavior in local and other markets by our employees or associates, such as suppliers or agents, which can be difficult to detect. There is also the risk that our controls, which are designed to prevent, detect and correct such behavior may be circumvented. Controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and there can be no assurance that any design will succeed in achieving our stated goals under all potential conditions, regardless of how remote.

Financial controls, and the assurance that exists over them, are an important part in our ability to prevent and detect inappropriate behavior. This includes fraud, deliberate financial misstatement and improper accounting practices, as well as breaches of anti-corruption, bribery or sanctions legislation. Following the identification of inappropriate behaviors in our Italian business in the summer of 2016, we have implemented wider controls. However, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Failure by our employees, or associated persons such as suppliers or agents, to comply with anti-corruption, bribery, sanctions or other legislation could result in significant penalties, criminal prosecution and damage to our brand. This could in turn impact our future revenue and cash flow, the extent of which would depend on the nature of the breach, the legislation concerned and any penalties. Allegations of corruption, bribery, abuse of human rights or violation of sanctions regulations or other laws could also lead to reputational damage with investors, regulators, civil society and customers. Further, if fraud is committed, there is a risk of financial misstatement which if undetected can have a material financial impact and potential litigation and regulatory consequences.

Notwithstanding anything stated in this risk factor, this risk factor should not be taken as implying that we or our parent company will be unable to comply with our obligations as a company with securities admitted to the Official List.

Failure to comply with relevant data protection and privacy laws could adversely affect us

As a major data controller and processor of customer information around the world, we recognize the importance of adhering to data privacy laws. We want individuals and businesses to be confident that when they give their data to us they can trust us to do the right thing with that data. This includes properly securing customer data, keeping it protected against both internal and external threats (such as cyber-attacks), preserving the integrity of the personal data processed, only keeping the data required to provide customers with the services for which they have signed up and ensuring transparency around how we use and share that data.

The ability to use data in a compliant manner is therefore critical to our future success. However, there is inconsistency between countries in recognizing privacy as a fundamental right. This, combined with the need to allow the free flow of personal data for the purposes of international trade, whilst protecting how personal data is processed and where it is stored, has resulted in a varied approach to global privacy and data protections.

Today, the need to protect the privacy rights of the individual is reflected in data privacy laws in force in over 100 countries. We, and other multinational companies, are increasingly having to evidence that personal data is being handled in accordance with a complex matrix of national data laws and societal ethical expectations, and, in the case of a personal data security breach, we will have varying reporting obligations (for instance, in the United Kingdom, we are required to report any such breaches to the Information Commissioner’s Office within 24 hours and to the affected individuals as quickly as possible if the incident is likely to have a significant impact on them). Furthermore, on May 25, 2018, the European Union’s General Data Protection Regulation (GDPR) came into force, which created a range of new compliance obligations, increased financial penalties for non-compliance and extended the scope of the European Union’s data protection laws.

These regulatory regimes present a significant challenge. Failure to comply with data protection and privacy obligations may result in regulatory enforcement action, significant fines, legal action (class-action or breach of contract), criminal sanctions (including prison sentences), significant reputational damage, customer churn and BT Group plc shareholder divestment and financial loss. The sanctions for breaching the GDPR are significantly higher than under the previous regime.

Failure to comply with health and safety legislation could adversely affect us

We, and in particular our United Kingdom engineering workforce, undertake activities that involve risk of injury or illness. Much of our workforce, especially our United Kingdom engineers, often work in community settings where we have limited control over the working environment. Much of the network is carried above ground level and temporary work at height is a major risk for us.

The failure to implement and maintain effective health and safety management could generate significant human and financial costs as a result of injury to our workforce or members of the public and/or reputational damage.

All of our staff work in a fast-paced and highly competitive sector where change is constant and psychological pressures are significant. Managing physical and psychological hazards is therefore complex. Poor wellbeing amongst our workforce could lead to increased absence and reduced performance levels.

The wellbeing of the workforce is important if we are to transform our business while continuing to recruit, retain and engage our workforce to deliver a positive customer experience and achieve sustainable, profitable revenue growth, and any adverse reaction to change could impact retention of key employees, resulting in a loss of critical skills and a greater need for external recruitment, which could add cost to the business. Poor engagement also raises the risk of general industrial unrest and action.

We face strong competition in highly competitive markets and technology risks which could negatively affect our growth prospects

We operate in markets which are characterized by intensifying competition from established competitors and new entrants. This competition compounds some of the external challenges in the market: fixed broadband and mobile connectivity nearing saturation, with most segments in the United Kingdom telecoms markets now growing below the rate of inflation; customers seeking fast migration from higher-margin legacy products to fully digitized, converged, secure, faultless solutions; efficient markets demanding clear differentiation for premium pricing, driving price deflation of basic connectivity and data; and high exit barriers, prolonging and intensifying competition even when selected companies in the sector are struggling to generate economic returns.

Technology change is also a key characteristic of the telecoms sector. We have to be able to identify emerging technologies, assess how customers will adopt these technologies and invest accordingly, frequently a long time before the demand materializes, in order to compete effectively. We also need to respond to changes in use of existing technology, such as the exponential growth the sector has seen in data consumption and network capacity requirements.

Technological developments and changing customer preferences also continue to create risk to our business. For example: first, while mobile data usage continues to grow, prices per gigabyte of network traffic have continued to fall. The ongoing profitability of our mobile operations hinges on our ability to successfully monetize mobile data growth in the face of strong competition; and secondly, support for a large-scale deployment of FTTP (‘fibre to the premises’) infrastructure among key stakeholders has increased. However, there is still material uncertainty as to whether a viable economic case can be found for large-scale deployment, relating to the ability to secure key operational, commercial, regulatory and public policy enablers.

Intensified competition can result in lower volumes and/or prices than currently anticipated. If we fail to respond effectively to competition then we can lose market share, revenue and/or profit.

In addition, new technology developments can lead to accelerated obsolescence of our current products, increased investment requirements, new sources of competition and/or the deterioration of our competitive position. This in turn can result in lower volumes and prices, stranded assets and higher costs. A failure to invest optimally in technology at the right time can have implications for our market position and ability to generate future revenue and/or profit.

Some of our activities continue to be subject to significant price and other regulatory controls, which may affect our market share, competitive position, future profitability and cash

Regulation impacts our activities across all jurisdictions. In the United Kingdom, Ofcom (the independent regulator for the United Kingdom communications industries) can identify competition concerns in the communications markets and set rules requiring us to provide certain services on specified terms to our customers. Ofcom reviews markets regularly and can introduce, extend, relax or remove rules as a result of its findings in a market review. Ofcom has powers to conduct specific investigations about market behavior, including price levels. In addition, Ofcom can set out rules for spectrum auctions and to ensure consumer protection in the sector.

Ofcom will investigate our compliance with regulatory requirements and can impose fines and restitution on us for non-compliance.

Following the United Kingdom government’s rejection of our voluntary commitment, a broadband universal service will now be delivered through a regulatory obligation. We acknowledged the impact that this will have on the industry and the risks attached to a regulatory broadband universal service obligation. We will work with Ofcom to find a solution that works for our customers and society, and that minimizes the distortions for the industry.

Ofcom also has powers to regulate the terms on which we are supplied with certain services by others — for example, mobile call termination from other suppliers — and can resolve disputes between us and other communications providers (CPs) about the terms on which services are supplied. Appeals of regulatory decisions can also give rise to risks as well as opportunities.

Outside the United Kingdom, regulation defines where and how we are able to compete through licensing rules and defining the terms on which it is able to access networks of incumbent operators.

Some of our revenue is from the supply of wholesale services into markets where we have been found to have significant market power under various Ofcom market reviews. Most of this revenue relates to services where regulation requires us to reduce average prices annually by a defined percentage for a three-year period. The regulatory controls will constrain revenues during that period.

Where CPs ask Ofcom to resolve disputes with us, there is a risk that Ofcom may set the prices at which services must be supplied by us and/or require us to provide additional services and/or have an impact on how we structure our business. In some circumstances, Ofcom can adjust historic prices and require us to make repayments to wholesale customers.

Alongside the standard cycle of market reviews, in March 2015 Ofcom announced an overarching strategic review of the digital communications market. In March 2017, we reached agreement with Ofcom on the legal separation of Openreach, subject to consultation by Ofcom and change to legislation to retain the Crown Guarantee on Openreach employees. On October 1, 2018, Openreach became a separate company, and we will face risks and challenges from implementing this new corporate and operational structure, including operating Openreach as an independent business within our group.

Regulation outside the United Kingdom can also impact our revenue. For example, overly-restrictive licensing requirements or ineffective regulation which restricts our ability to access other networks on fair terms. Regulation can also define and control the terms of access to necessary regulated inputs, which raises our costs.

Political and geopolitical risks could affect our business, financial condition, results of operations and prospects, as well as exacerbating the adverse effects of other risks to our business

Across our operations, we are exposed to the effects of political and geopolitical risks, in particular:

•

In the United Kingdom, internet access is increasingly seen as an essential part of people’s lives. As a result, the level of political debate continues to focus on network coverage, quality and speed of service as well as broader issues of online safety and security. As well as providing a critical element of the United Kingdom’s national infrastructure, both fixed and wireless, we are also engaged in supporting high profile programs such as the Broadband Delivery United Kingdom program and the Emergency Services Network.

•

The result of the United Kingdom referendum to leave the European Union (“Brexit”) has significantly increased political uncertainty. This continues to impact political debates around the United Kingdom, such as the possibility of a second Scottish independence referendum and the complex situation in Northern Ireland including border matters.

•

Outside the United Kingdom, political and geopolitical risk can impact our business through changes in the regulatory and competitive landscape, such as the changed approach to trade policy in the United States, but also as a direct threat to our people and assets as a result of social unrest or a break down in the rule of law.

Political uncertainty can have direct financial consequences across the economy, impacting, for example, foreign exchange rates, the availability and cost of capital, interest rates and also resulting in changes in the tax regime. In addition, the effects of political uncertainty and other political and geopolitical risks can exacerbate the effects of other risks to our business. For example, in the United Kingdom there is an increasing overlap between political debate and the regulatory environment, which increases our regulatory risk profile.

The impacts of Brexit are still uncertain while the United Kingdom’s future trading and transition relationship with the European Union is determined. Our costs may increase as a result of, for example, changes required to our systems to reflect new taxes or customs duties; regulatory risk may increase as a result of any future divergence with the European Union regime, including where our suppliers may be disrupted as a result of challenges in our suppliers’ own organizations and supply chains; and it may become more difficult to recruit and retain skilled staff and source sufficient construction workers. The United Kingdom’s economy may also suffer as a result of this uncertainty. Geopolitical risk outside the United Kingdom can also impact our regulatory risk profile, but also our security and resilience risks where it poses a threat to the continuity of our operations.

We have a significant funding obligation in relation to our defined benefit pension schemes. Low investment returns, high inflation, longer life expectancy and regulatory changes may result in the cost of funding our main defined benefit pension scheme, the BT Pension Scheme (“BTPS”), becoming a significant burden on our financial resources

The BTPS, which represents over 97% of our pension obligations, faces similar risks to other defined benefit schemes in the United Kingdom. Future low investment returns, high inflation, longer life expectancy and regulatory changes may all result in the cost of funding the BTPS becoming a more significant burden on our financial resources.

The June 30, 2017 actuarial valuation of the BTPS was announced in May 2018 and showed an increase in pension liability compared to the previous valuation in 2014, but also provides certainty as to the level of cash contributions required until the next triennial valuation, due to start in June 2020.

When a valuation is calculated, the funding position is affected by the financial market conditions at the valuation date. When determining expected future returns on the assets of the BTPS, different factors are taken into account, including yields (or returns) on government bonds. If the returns on the assets are lower than expected over the period to the next valuation, or a lower future investment return assumption is adopted at the next valuation scheduled to take place at June 30, 2020, the deficit would likely increase, potentially leading to a higher level of future deficit payments.

An increase in the pension deficit and/or higher deficit payments could limit our ability to invest in our business, pay dividends or repay debt as it matures, which could in turn adversely affect our parent company’s share price and our credit rating.

Our operations face a variety of financial risks

As a business with global operations, we are exposed to a variety of financial risks, including foreign exchange risk, interest rate risk, credit risk, liquidity risk and tax risk.

An adverse movement in foreign exchange and/or interest rates could negatively affect our profitability, cash flow and balance sheet. In addition, unfavorable economic conditions may arise which could impact our ability to generate sufficient cash flow or to access capital markets to enable us to service or repay our indebtedness or to fund our other liquidity requirements on commercially reasonable terms. If economic conditions worsen, we may find that our financial performance could be impacted by delays in our customers making purchasing decisions, reductions in customers’ use of our services, default of customers, counterparties and suppliers, or the redenomination of their contractual payment obligations.

The failure of our treasury counterparties to honor financial obligations could also have an adverse impact on our liquidity (for example, from the loss of cash deposits) and our profitability (for example, from increased finance expenses). A deterioration in our liquidity could have an adverse effect on our assessment of going concern, particularly if combined with an inability to refinance maturing debt.

Further, because we operate internationally, we are subject to a complex and evolving matrix of tax regimes. During the year ended March 31, 2018, new United Kingdom legislation was introduced which restricts deductions for interest expense and which reduced the ability to offset profits with prior year losses. Global tax rules also continue to evolve. For example, the Organization for Economic Co-operation and Development’s Base Erosion and Profit Shifting project and the United States tax reform, the European Commission’s challenge to tax practices under state aid provisions and the European Commission and United Kingdom proposals for the introduction of an interim digital services tax, are changing the current and future tax consequences of business decisions. Failure to comply with these regimes could result in financial penalties and reputational damage. In addition, lack of adequate tax planning could result in deficient strategies resulting in financial losses and potentially financial misstatements, as well as reputational damage.

Any breakdown or failure in our security and resilience could adversely affect our business

The security and resilience of our services are critical factors in our commercial success. Our networks and systems are exposed to a number of threats, including cyber-attacks. Hacking tools, phishing scams and disruptive malware are becoming more sophisticated and more accessible to attackers. We continue to develop our cyber defense capability and invest more in automatic detection and prevention systems to keep the likelihood of any ‘successful’ attack to an absolute minimum, but complete protection can never be guaranteed.

We face a variety of hazards beyond cyber threats that could cause significant interruptions to the delivery of our services, including supply chain failure, software changes, equipment faults, fire, flood, infrastructure outages and sabotage.

A failure of our protective measures to prevent or contain a major security incident or business interruption could result in major financial loss, long-term reputational damage and loss of market share. Regulatory sanctions, fines and contract penalties might be applied, contracts might be terminated and costly concessions might be needed, together with unplanned and rapid improvements to retain business and rebuild trust. We might also miss opportunities to grow revenue and launch new services ahead of our competition.

Failure to recruit, retain and engage a talented workforce could impact our ability to successfully deliver services and products to our customers

Our people are central to our business and a vital part of our ambition to deliver a positive customer experience, and employee engagement is necessary to ensure we meet our strategic aims. We are transforming our business and at the same time continuing to recruit, retain and engage our workforce to deliver a positive customer experience and achieve sustainable, profitable revenue growth. An adverse response to the change program could impact our ability to retain key staff, resulting in a loss of critical skills and greater need for external recruitment, which would add cost to the business. Poor engagement also raises the risk of general industrial unrest and action.

Failure to successfully implement our wide-ranging change program could create risks for our business

We are implementing a wide-ranging change program across the entire organization known as One BT. In addition, we have recently brought together BT Consumer, EE and Plusnet into a new Consumer business; continued work on delivering a new Digital Global Services; begun integration of the Wholesale and Ventures and the Business and Public Sector businesses into a new Enterprise business; announced plans to introduce a new People Framework and to exit our headquarters in Central London; and implemented changes to the Openreach business. These changes need to be managed carefully to ensure they deliver the desired outcomes and avoid distraction and uncertainty.

Failure to manage and implement the change program successfully could result in poorer customer experiences, negative impacts on employee engagement or potential overspend on the projects themselves. In addition, the projects may not successfully achieve the efficient processes, cost savings or differentiated products and services intended.

The integrity and continuity of our supply chain is critical to our operations

We operate in a global supply market, and our supply chains range from simple to very complex. There are often several links in the ‘chain’ of supply of a product or service to us. Guaranteeing the integrity and continuity of those links in the supply chain is critical to our operations, and therefore a significant risk to our business. A global marketplace also exposes us to global risks, including different standards in labor, environmental and climate change practices, increasing regulation and geopolitical events. We evaluate the impact and likelihood of external market forces on suppliers’ ability to support us.

A global supply market brings better sourcing opportunities but also brings its own challenges, if suppliers become more geographically and culturally remote from our customers, or if governments put barriers in the way of doing business to protect national or regional economic interests.

We are committed to ensuring that all dealings with our suppliers, from selection and consultation through to contracting and payment, are in accordance with our trading and ethical policies. If any link in our supply chain does not meet the applicable legal requirements or fails to meet our ethical expectations, our reputation could be damaged and we may be subject to legal action and lost revenue.

The financial costs and/or reputational damage associated with supplier failure could be significant, particularly if it results in us having to change a technology or system. If we are unable to contract with an alternative supplier, that could compromise the commitments we make to our customers, which could lead to a contractual breach, loss of revenue or penalties.

A failure to meet legal obligations or ethical expectations could adversely affect our reputation or possibly lead to legal action and financial loss.

Our business may be adversely affected if we fail to perform on major contracts

We have a number of complex and high-value government, national and multinational customer contracts. The revenue arising from, and the profitability of, these contracts is subject to a number of factors including: variation in cost; achievement of cost reductions anticipated in the contract pricing (both in terms of scale and time); delays in the achievement of agreed milestones owing to factors either within or outside our control; changes in customers’ needs, their budgets, strategies or businesses; penalties for failing to perform against agreed service levels; and the performance of our suppliers. Any of these factors could make a contract less profitable or even loss-making.

The degree of risk generally varies in proportion to the scope and life of the contract and is typically higher in the early stages of the contract. Some customer contracts require investment in the early stages, which is expected to be recovered over the life of the contract. Major contracts often involve the implementation of new systems and communications networks, transformation of legacy networks and the development of new technologies. The recoverability of these upfront costs may be impacted by delays or failure to meet milestones. Substantial performance risk exists in some of these highly complex contracts particularly at the initial set-up and transformational contract phases. Tough market conditions continue, and the impact of Brexit resulting in the delay of some customer programs, impacts our business.

Failure by us to manage and meet our commitments under these contracts, as well as changes in customers’ requirements, their budgets, strategies or businesses, may lead to a reduction in our expected future revenue, profitability and cash generation. Unexpectedly high costs associated with the fulfilment of particular transformational contracts could also negatively impact profitability.

Earnings may be reduced or contracts may even become loss-making through loss of revenue, changes to the customers’ businesses (for example, due to mergers or acquisitions), business failure or contract termination. Failure to replace the revenue and earnings lost from such customers could lead to an overall reduction in group revenue, profitability and cash flow.

One of our largest contracts is the delivery of a key element of the United Kingdom Emergency Services Network, which is being delivered with several partners and is managed by the United Kingdom Home Office. In addition, we continue to deliver a number of contracts with local authorities through regional fiber deployment programs including the Broadband Delivery United Kingdom program. As with our other major contracts, failure to deliver either of these contracts successfully may lead to a reduction in our expected future revenue, profitability and cash generation. These contracts are high-profile and therefore carry a higher reputational risk, and they present specific risks around deployment, delivery and our ability to recover public funding. We also have an obligation to potentially either re-invest or repay grant funding depending on a number of factors, including the level of customer take-up achieved.

Risks relating to the notes

The notes may not be a suitable investment for all investors

Each potential investor in the notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)

have sufficient knowledge and experience to make a meaningful evaluation of the notes, the merits and risks of investing in the notes and the information contained or incorporated by reference in this prospectus;

(ii)

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the notes and the impact the notes will have on its overall investment portfolio;

(iii)

have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

(v)

be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

If we fail to maintain a listing on a “recognised stock exchange”, interest on the notes may be subject to U.K. withholding tax and our liquidity and financial position may be adversely affected by the requirement to pay additional amounts on the notes.

Interest payable on the notes on or after the date of the prospectus supplement will be paid free of U.K. withholding tax if we maintain a listing of the notes on a “recognised stock exchange” within the meaning of Section 1005 of the U.K. Income Tax Act 2007. We have applied to list the notes on the London Stock Exchange, which is currently designated as a “recognised stock exchange”. The inability to maintain such a listing may have an adverse effect on our liquidity and financial position by reason of our obligation to pay additional amounts as may be necessary so that the net amount received by the holders after such reduction will not be less than the amount the holders would have received in the absence of such withholding or deduction. While we will use our best efforts to obtain and maintain such a listing, as needed, we cannot guarantee that we will be successful. See “Description of Debt Securities We May Offer — Payment of Additional Amounts” and “Taxation — United Kingdom Taxation — Interest Payments” in the accompanying prospectus.

The notes lack a developed public market

There can be no assurance regarding the future development of markets for the notes or the ability of the holders of the notes to sell their notes or the prices at which such holders may be able to sell their notes. If such markets were to develop, the notes would trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the markets for similar securities. Underwriters, broker-dealers and agents that participate in the distribution of the notes may make markets in the notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading markets for the notes or that active public markets for the notes will develop. See “Plan of Distribution” in the accompanying prospectus. We have applied for listing of the notes on the Official List of the FCA and for trading of the notes on the London Stock Exchange.

USE OF PROCEEDS

We estimate that the net proceeds (after underwriting discounts and commissions and estimated net offering expenses) from the sale of the notes will be approximately $1,366 million. We intend to use the net proceeds from the sale of the notes offered hereby for general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of September 30, 2018. The data included in the table below is prepared on the basis of International Financial Reporting Standards as adopted by the EU and as issued by the IASB (“IFRS”).

As of September 30, 2018
(in £ millions)
Current loans and other borrowings	4,290

Non-current loans and other borrowings:
Total listed bonds, debentures and notes	14,052
Total other loans and obligations	—
Finance lease obligation	204
Amounts due to ultimate parent company	1,061

Total non-current loans and other borrowings	15,317
Equity:
Ordinary shares	2,172
Share premium	8,000
Other reserves	1,384
Retained earnings	10,443

Total equity	21,999

Total capitalization(1)	37,316

Note:

(1)	There has been no other material change to our capitalization and indebtedness since September 30, 2018.

EXCHANGE RATES

The following table sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rate in New York City as defined by the Federal Reserve Bank of New York.

As of November 23, 2018, the Noon Buying Rate was £1=U.S.$1.2804.

As used in this prospectus supplement, the term “Noon Buying Rate” refers to the rate of exchange for the British pound, expressed in U.S. dollars per British pound, as certified by the Federal Reserve Bank of New York for customs purposes as the rate in The City of New York for cable transfers in foreign currencies. Such rate is not necessarily the rate we used in the preparation of our consolidated financial statements included in our 2018 Annual Report on Form 20-F/A filed on September 20, 2018, which is incorporated herein by reference. No representation is made that the British pound amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or at any other rates.

	U.S.$ Per £1.00
	Year/Period Closing Date	Average Rate*	High	Low
Yearly rates
2013	1.6574	1.5642	1.6574	1.4837
2014	1.5578	1.6484	1.7165	1.5517
2015	1.4746	1.5284	1.5882	1.4648
2016	1.2337	1.3555	1.4800	1.2155
2017	1.3529	1.2890	1.3578	1.2118
Monthly rates
May 2018	1.3289	1.3470	1.3611	1.3258
June 2018	1.3197	1.3294	1.3429	1.3095
July 2018	1.3125	1.3162	1.3266	1.2987
August 2018	1.2964	1.2878	1.3120	1.2685
September 2018	1.3053	1.3066	1.3237	1.2833
October 2018	1.2779	1.3012	1.3210	1.2731
November 2018 (through November 23)	1.2804	1.2942	1.3144	1.2749

Note:

*

For any year, the average of the Noon Buying Rates on the last business day of each month during such year; in the case of a month or partial month, the average of the Noon Buying Rates on the business days occurring during such month or partial month.

DESCRIPTION OF THE NOTES

This section describes the specific financial and legal terms of the notes and supplements the more general description under “Description of Debt Securities We May Offer” in the accompanying prospectus. To the extent that the following description is inconsistent with the terms described under “Description of Debt Securities We May Offer” in the accompanying prospectus, the following description replaces that in the prospectus.

General

We will offer $675,000,000 initial aggregate principal amount of 4.500% senior notes due 2023 (the “2023 notes”) and $700,000,000 initial aggregate principal amount of 5.125% senior notes due 2028 (the “2028 notes” and, together with the 2023 notes, the “notes”).

The notes will be unsecured and unsubordinated indebtedness of British Telecommunications plc and will rank equally without any preference among themselves and (save for certain obligations required to be preferred by law) equally with all of British Telecommunications plc’s present and future unsecured and unsubordinated indebtedness.

Payment of principal of and interest on the notes, so long as the notes are represented by global securities (as described in the accompanying prospectus under the heading “Description of Debt Securities We May Offer — Form of Securities; Settlement and Clearance”), will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Payment of interest on the notes will be made to holders of the notes on record as of the 1st day of the month in which payment is due.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the notes described in this prospectus supplement (except for the price to the public and issue date); provided however that such additional notes shall be issued under a separate CUSIP, Common Code and/or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of the notes offered by this prospectus supplement, are otherwise treated as part of the same “issue” of debt instruments as the notes offered by this prospectus supplement, or the notes offered in this prospectus supplement and the additional notes are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. Any such additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to the notes. There is no limitation on the amount of notes or other debt securities that we may issue under the indenture.

PROVISIONS RELATING TO THE NOTES

Interest

Interest Rate

The 2023 notes will bear interest from December 4, 2018 until their principal amount is paid or made available for payment, at a rate equal to 4.500% per year, calculated on the basis of a 360-day year of twelve 30-day months. The 2028 notes will bear interest from December 4, 2018 until their principal amount is paid or made available for payment, at a rate equal to 5.125% per year, calculated on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates

Interest on the 2023 notes will be paid semi-annually in arrears on June 4 and December 4 of each year, commencing on June 4, 2019 and interest on the 2028 notes will be paid semi-annually in arrears on June 4 and December 4 of each year, commencing on June 4, 2019 (each an “Interest Payment Date”). However, if an

Interest Payment Date would fall on a weekend or on a legal or bank holiday in New York or London, the Interest Payment Date will be postponed to the next succeeding day that is a business day, but no additional interest shall be paid unless we fail to make payment on such date.

Maturity

We will repay the 2023 notes on December 4, 2023 at 100% of their principal amount plus accrued interest. We will repay the 2028 notes on December 4, 2028 at 100% of their principal amount plus accrued interest.

Optional Redemption

Prior to November 4, 2023 (the date that is one month prior to the scheduled maturity for the 2023 notes), we may redeem the 2023 notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of such notes or (ii) the sum of the present values of the principal amount of such notes and the Remaining Term Interest (as defined below) on such notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis at the Treasury Rate plus 0.250%, plus in each case interest accrued to but excluding the date of redemption. On or after November 4, 2023 (the date that is one month prior to the scheduled maturity date for the 2023 notes), we may redeem the 2023 notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption.

Prior to September 4, 2028 (the date that is three months prior to the scheduled maturity for the 2028 notes), we may redeem the 2028 notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of such notes or (ii) the sum of the present values of the principal amount of such notes and the Remaining Term Interest (as defined below) on such notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis at the Treasury Rate plus 0.350%, plus in each case interest accrued to but excluding the date of redemption. On or after September 4, 2028 (the date that is three months prior to the scheduled maturity date for the 2028 notes), we may redeem the 2028 notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by one of the Reference Treasury Dealers as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. dollar corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Primary Treasury Dealer (as defined below) selected by MUFG Securities Americas Inc., and a Primary Treasury Dealer selected by SMBC Nikko Securities America, Inc., or their respective affiliates or successors, each of which is a primary U.S. Government securities dealer in the

United States (a “Primary Treasury Dealer”); provided, however, that if any of the foregoing or their affiliates or successors shall cease to be a Primary Treasury Dealer, we shall not substitute therefor another Primary Treasury Dealer.

“Remaining Term Interest” means, with respect to any note, the aggregate amount of scheduled payment(s) of interest on such note for the remaining term of such note determined on the basis of the rate of interest applicable to such note from and including the date on which such note is to be redeemed by us.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity or interpolated (on a day-count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 15 days but not more than 30 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the relevant notes or portions thereof called for redemption.

Negative Pledge

For a description of the negative pledge, see “Description of Debt Securities We May Offer — Restrictive Covenants — Negative Pledge” in the accompanying prospectus. For the avoidance of doubt, the negative pledge clause in the terms and conditions of the notes is limited and does not prevent us from granting security or priority to other stakeholders (including lending banks, trade creditors and the BT Pension Scheme).

Change of Control and Put Event

For a description of the change of control and put event, see “Description of Debt Securities We May Offer — Change of Control and Put Event” in the accompanying prospectus.

Form of Notes, Clearance and Settlement

We will issue the notes in fully registered form. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the notes through DTC in book-entry form. The underwriters expect to deliver the notes through the facilities of DTC on or about December 4, 2018 which will be the third business day following the date of the pricing of the notes. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before their date of delivery, by virtue of the fact that the notes will settle in three business days, should specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard. Indirect holders trading their beneficial interests in the notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement” in the accompanying prospectus for more information about these clearing systems.

Denominations

The notes will be issued in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Definitive Notes

See “Description of Debt Securities We May Offer — The Deposit Agreement” in the accompanying prospectus for a description of the procedures applicable in the event we issue definitive securities. Definitive securities will be serially numbered.

Name and Address of Depositary

Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, the predecessor trustee of the notes, will act as depositary under the Deposit Agreement. Delaware Trust Company’s address is 251 Little Falls Drive, Wilmington, Delaware, United States of America. See “Description of Debt Securities We May Offer — The Deposit Agreement” in the accompanying prospectus for more information about the depositary’s procedures.

Redemption Notice

We will give notice to holders of any redemption we propose to make at least 15 days, but not more than 30 days, before the redemption date.

Defeasance and Discharge

We may release ourselves from any payment or other obligations on the notes as described under “Description of Debt Securities We May Offer — Defeasance and Discharge” in the accompanying prospectus.

Name of Trustee

Delaware Trust Company (as successor in interest to Law Debenture Trust Company of New York). See “Description of Debt Securities We May Offer — The Indenture and Prospectus Supplements” and “Description of Debt Securities We May Offer — Events of Default” in the accompanying prospectus for a description of the trustee’s procedures and remedies available in the event of a default.

Notices

All notices regarding the notes will be deemed to be validly given if published in a leading English language daily newspaper of general circulation in London. It is expected that such publication will be made in the Financial Times in London. We are also required to ensure that notices are duly published in a manner which complies with the rules of any stock exchange or other relevant authority on which the notes are for the time being listed or by which they have been admitted to trading. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers. If publication as provided above is not practicable, a notice will be given in such other manner, and will be deemed to have been given on such date, as the trustee shall approve.

Until such time as any definitive notes are issued, there may, as long as any global note representing the notes are held in their entirety on behalf of DTC, be substituted for such publication in such newspaper(s) the delivery of the relevant notice to DTC for communication by them to the holders of the notes and, in addition, for so long as any notes are listed on a stock exchange or are admitted to trading by another relevant authority and the rules of that stock exchange or relevant authority so require, such notice will be published in a daily newspaper of general circulation in the place or places required by those rules. Any such notice shall be deemed to have been given to the holders of the notes on the seventh day after the day on which the said notice was given to DTC.

Notices to be given by any holder of the notes shall be in writing and given by lodging the same, together (in the case of any note in definitive form) with the relative note or notes, with the paying agent. Whilst any of the notes are represented by a global note, such notice may be given by any holder of a note to the paying agent through DTC in such manner as the paying agent and DTC may approve for this purpose.

Governing Law

The notes will be governed by the laws of the State of New York.

Prescription

There is no express term in the indenture as to any time limit on the validity of claims of holders to interest and repayment of principal but any such claims will be subject to any statutory limitation period prescribed under the laws of the State of New York.

UNDERWRITING

Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc. and SMBC Nikko Securities America, Inc. are acting as joint book-running managers and representatives of the other underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 2023 notes	Principal Amount of 2028 notes
Barclays Capital Inc.	$48,215,000	$50,000,000
Citigroup Global Markets Inc.	$48,215,000	$50,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$48,215,000	$50,000,000
MUFG Securities Americas Inc.	$48,215,000	$50,000,000
SMBC Nikko Securities America, Inc.	$48,214,000	$50,000,000
BNP Paribas Securities Corp.	$48,214,000	$50,000,000
HSBC Securities (USA) Inc.	$48,214,000	$50,000,000
J.P. Morgan Securities LLC	$48,214,000	$50,000,000
Lloyds Securities Inc.	$48,214,000	$50,000,000
Mizuho Securities USA LLC	$48,214,000	$50,000,000
NatWest Markets Securities Inc.	$48,214,000	$50,000,000
Santander Investment Securities Inc.	$48,214,000	$50,000,000
SG Americas Securities, LLC	$48,214,000	$50,000,000
Skandinaviska Enskilda Banken AB (publ)	$48,214,000	$50,000,000

Total	$675,000,000	$700,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.200% of the principal amount of the 2023 notes and 0.250% of the principal amount of the 2028 notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.100% of the principal amount of the 2023 notes and 0.150% of the principal amount of the 2028 notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by BT
Per 2023 note	0.350%
Per 2028 note	0.450%

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter markets or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses (which consist of, among other fees, Securities and Exchange Commission registration fees, legal fees and expenses, accounting fees and expenses and printing expenses) for this offering, excluding underwriting discounts and commissions, will be approximately $800,000.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No underwriter, dealer or agent will effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Skandinaviska Enskilda Banken AB (publ) is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through its registered U.S. broker-dealer affiliate SEB Securities Inc.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to notes, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon by Freshfields Bruckhaus Deringer LLP, our English and U.S. counsel, and Cleary Gottlieb Steen  & Hamilton LLP, U.S. counsel for the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 20-F/A, for the year ended March 31, 2018, filed on September 20, 2018, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The address of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH, United Kingdom.

GENERAL INFORMATION

Authorization

The issue of notes has been duly authorized by resolutions of the Board of Directors of the Company dated May 21, 2018.

Documents Available

For the period of 12 months following the date of this prospectus supplement, copies of the following documents will, when published, be available for inspection at our registered office:

(a)	our Articles of Association;

(b)

our 2018 Annual Report on Form 20-F/A filed with the SEC on September 20, 2018, which contains our consolidated audited financial statements in respect of the three financial years ended March 31, 2018, together with the audit report prepared in connection therewith;

(c)	our report on Form 6-K filed with the SEC on November 20, 2018;

(d)	a copy of this prospectus supplement and accompanying prospectus; and

(e)	a copy of the indenture and the deposit agreement.

Clearing Systems

The address of DTC is 55 Water Street, New York, NY 10041, United States, the address of Euroclear is Euroclear Bank S.A./N.V., 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium, and the address of Clearstream, Luxembourg is Clearstream Banking, 42 Avenue JF Kennedy, L-1855 Luxembourg.

Yield

The yield of the 2023 notes is 4.506% per annum calculated on the basis of the issue price and as at the date of this prospectus supplement. The yield of the 2028 notes is 5.178% per annum calculated on the basis of the issue price and as at the date of this prospectus supplement.

Significant or Material Change

There has been no significant change in the financial or trading position of the Company and its consolidated subsidiaries (considered as a whole) since September 30, 2018 and no material adverse change in the prospects of the Company since March 31, 2018.

Litigation

Save as disclosed in note 8 under the heading “EE acquisition warranty claims” and note 29 to the consolidated financial statements on page 125 and pages 166-168, respectively, of the 2018 Annual Report on Form 20-F/A filed on September 20, 2018 and incorporated herein by reference, there are no, and have not been, any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware) in the 12 months preceding the date of this prospectus supplement which may have or have had in the recent past a significant effect on the financial position or profitability of the Company.

Expenses

The total expenses related to the admission of the notes to the Official List and to the London Stock Exchange’s main market is expected to amount to approximately £6,250.

Material Contracts

Excluding contracts entered into in the ordinary course of business, we are not a party to any contracts which could result in our being under an obligation or entitlement that is material to our ability to meet our obligations under the notes.

PROSPECTUS

BRITISH TELECOMMUNICATIONS PUBLIC LIMITED COMPANY

DEBT SECURITIES

We may offer and sell debt securities from time to time. Each time we sell any of the debt securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those debt securities and their offering. You should read this prospectus and any applicable prospectus supplement(s) together with additional information described under the heading “Where You Can Find More Information” carefully before you invest.

We may sell these debt securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement. This prospectus may not be used to sell any debt securities unless it is accompanied by a prospectus supplement.

You should carefully consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 29, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed on June 29, 2018 with the Securities and Exchange Commission, which we refer to as the “SEC”, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those debt securities and the extent to which such terms differ from the general terms described in “Description of Debt Securities We May Offer”. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement(s), together with the additional information described under the heading “Where You Can Find More Information”, prior to purchasing any of the debt securities offered by this prospectus.

When acquiring any debt securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the debt securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of those documents.

Unless otherwise stated in this prospectus or unless the context requires otherwise, references in this prospectus to “BT”, “we”, “our”, “us” or the “Company” refer to British Telecommunications plc.

RISK FACTORS

You are urged to read and consider the risk factors described in our 2018 Annual Report on Form 20-F (as defined herein) which is incorporated by reference in this prospectus.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a public limited company incorporated under the laws of England and Wales. Many of our directors and officers, and some of the experts named in this prospectus, reside outside the United States, principally in the United Kingdom. In addition, although we have substantial assets in the United States, a large portion of our assets and the assets of our directors and officers are located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities:

•	to effect service within the United States upon us or our directors and officers located outside the United States;

•	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in U.S. courts;

•	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States; and/or

•

to enforce against us or those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

The Strategic Report included at pages 2 to 88 of exhibit 15.2 of our 2018 Annual Report on Form 20-F has been prepared and presented in accordance with and in reliance upon English company law and the liabilities of our directors in connection with that report are subject to the limitations and restrictions provided by such law. Under the U.K. Companies Act 2006, a new safe harbor limits the liability of our directors in respect of statements in and omissions from the Strategic Report described above. Under English law the directors would be liable to the Company (but not to any third party) if the Strategic Report contains errors as a result of recklessness or knowing misstatement or dishonest concealment of a material fact, but would not otherwise be liable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to a foreign private issuer and, in accordance with these requirements, file annual and special reports and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain documents we file with the SEC on the SEC website at www.sec.gov. The address of the SEC’s internet site is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-732-0330 for further information about its public reference room.

We are a wholly owned subsidiary of BT Group plc and BT Group plc’s principal trading subsidiary. The ordinary shares of BT Group plc are listed on the London Stock Exchange. The American Depositary Shares of BT Group plc, referred to as “ADSs”, are listed on the New York Stock Exchange. You can consult reports and other information about BT Group plc that have been filed pursuant to the rules of the New York Stock Exchange at such exchange.

The SEC allows us to incorporate by reference the information we file with them, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring to those documents; and

•

information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the affairs of the Company since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents below filed with the SEC by British Telecommunications plc pursuant to the Exchange Act. We also incorporate by reference any future filings that we make with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act until we sell all of the securities. Our reports on Form 6-K furnished to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the forms expressly state that we incorporate them (or such portions) by reference in this prospectus.

The documents incorporated by reference herein in the future and set forth below contain important information about us and our financial condition:

•

our Annual Report on Form 20-F for the year ended March 31, 2018 filed with the SEC on May 24, 2018, including any amendment thereto unless otherwise indicated therein (the “2018 Annual Report on Form 20-F”);

•	any future report on Form 20-F that we may file with the SEC under the Exchange Act until we sell the debt securities that may be offered through this prospectus; and

•	any reports on Form 6-K filed or furnished by us pursuant to the Exchange Act that expressly state that we incorporate them by reference.

You can obtain copies of any of the documents incorporated by reference through the Company or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. You may obtain BT documents incorporated by reference into this prospectus, at no cost, by requesting them in writing or by telephone at the following address and telephone number:

British Telecommunications plc

BT Centre

81 Newgate Street

London EC1A 7AJ

England

011-44-20-7356-5000

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus are forward-looking and are made in reliance on the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements include, without limitation, those concerning:

•	current and future years’ outlook;

•	underlying revenue and revenue trends;

•	EBITDA;

•	free cash flow;

•	capital expenditure;

•	shareholder returns including progressive dividends and share buyback;

•	net debt;

•	credit ratings;

•	the group-wide restructuring program, cost transformation plans and restructuring costs;

•	investment in and roll out of our fiber network, and its reach, innovations, increased speeds and speed availability;

•	our broadband-based service and strategy;

•	our investment in TV, enhancing our TV service and BT Sport;

•	the BT Pension Scheme recovery plan, operating charge, regular cash contributions and interest expense;

•	effective tax rate;

•	growth opportunities in networked IT services, the pay-TV services market, broadband and mobility and future voice;

•	growth of, and opportunities available in, the communications industry and BT’s positioning to take advantage of those opportunities;

•	anticipated financial and other benefits and synergies resulting from any acquisitions, including revenue, operating cost and capital expenditure synergies;

•	expectations regarding competition, market shares, prices and growth;

•	expectations regarding the convergence of technologies;

•	plans for the launch of new products and services;

•	network performance and quality;

•	the impact of regulatory initiatives, decisions and outcomes on operations, including the regulation of the U.K. fixed wholesale and retail businesses and the impact of agreements with Ofcom;

•	BT’s possible or assumed future results of operations and/or those of its associates and joint ventures;

•	investment plans;

•	adequacy of capital;

•	financing plans and refinancing requirements;

•	demand for and access to broadband and the promotion of broadband by third-party service providers;

•	improvements to the control environment;

•

and those preceded by, followed by, or that include the words ‘aims,’ ‘believes,’ ‘expects,’ ‘anticipates,’ ‘intends,’ ‘will,’ ‘should’, ‘plans’, ‘strategy’, ‘future’, ‘likely’, ‘seeks’, ‘projects’, ‘estimates’ or similar expressions.

Although BT believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. Because these statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause differences between actual results and those implied by the forward-looking statements include, but are not limited to:

•	material adverse changes in economic conditions in the markets served by BT whether as a result of the uncertainties arising from the UK’s exit from the EU or otherwise;

•	future regulatory and legal actions, decisions, outcomes of appeal and conditions or requirements in BT’s operating areas, as well as competition from others;

•	responses to Openreach consultations and the results of any future spectrum auctions;

•	technological innovations, including the cost of developing new products, networks and solutions and the need to increase expenditures for improving the quality of service;

•	the anticipated benefits and advantages of new technologies, products and services not being realized;

•	developments in the convergence of technologies;

•	external threats to cyber security, data or resilience;

•	political and geo-political risks;

•	the timing of entry into new, and profitability of BT in new or existing, markets;

•	significant changes in market shares for BT or its principal products and services;

•	fluctuations in foreign currency exchange rates or interest rates;

•	the underlying assumptions and estimates made in respect of major customer contracts proving unreliable;

•	the aims and anticipated savings of our group-wide transformation and restructuring program not being achieved;

•	the anticipated benefits and synergies of the EE integration not being delivered;

•	the improvements to the control environment following investigations into BT’s Italian business being ineffective;

•	and general financial market conditions affecting BT’s performance and ability to raise financing.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the factors referred to above.

No assurances can be given that forward-looking statements in this document will be realized. BT undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

BRITISH TELECOMMUNICATIONS PLC

Overview

We are a wholly owned subsidiary of BT Group plc and are BT Group plc’s principal trading subsidiary.

We were incorporated with limited liability in England and Wales under the Companies Act 1948 to 1981 on April 1, 1984 with registered number 1800000. Our registered office is located at 81 Newgate Street, London EC1A 7AJ, United Kingdom and our telephone number is 011-44-20-7356-5000.

BT Group plc is the listed holding company for an integrated group of businesses that provide communications solutions and services in the United Kingdom and globally. British Telecommunications plc holds virtually all businesses and assets of the BT Group.

We are a communications company and our purpose is to use the power of communications to make a better world. We are here to meet the needs of our customers, delivering the experience, products and services that matter to them. Millions of individuals connect through BT to their friends and family, and have huge amounts of information and entertainment at their fingertips. The smallest companies right through to multinational corporations use our services every day to conduct their business and compete in the global marketplace. Many public services rely on our technologies, and in the United Kingdom the telecommunications industry operates across our networks.

The connectivity we provide every day plays an essential role in modern society and economies. Our core business represents a significant part of the social infrastructure in the places where we operate.

Our assets and resources include our brand and reputation, people, networks and platforms, properties, our innovation, expertise and intellectual property, and close relationships with people and organizations, including major customers and suppliers. We deal with our resources in a responsible and sustainable way. The investments we make will play a big part in benefitting society and the environment, proving that it is possible to do good and create business value at the same time.

How we are organized

We have four customer-facing units: Consumer, BT Enterprise (bringing together Business and Public Sector and Wholesale and Ventures (reporting as a single unit from October 1, 2018)), Global Services and Openreach. They are supported by BT’s internal service unit: Technology, Service & Operations, as well as Group Functions.

Consumer, BT Enterprise and Openreach operate mainly within the United Kingdom, selling products and services to consumers, businesses, central and local government organizations and other public sector bodies, as well as communication providers. Global Services operates in the United Kingdom and globally, working for large corporate and public sector customers in more than 180 countries worldwide.

In the United Kingdom, BT supports communication providers through BT Enterprise, and through Openreach, and globally through Global Services.

Regulation

In our markets in the United Kingdom and around the world, communications and TV services are regulated by governmental and non-governmental bodies. In EU countries, electronic communications networks and services are governed by directives and regulations set by the European Commission (EC). These create a Europe-wide framework covering services such as fixed and mobile voice, broadband, cable and satellite TV. The U.K. telecommunications and broadcasting industries are regulated primarily by Ofcom (the United Kingdom’s independent regulator) within the framework set by the various European directives, the U.K.

Communications Act 2003 and other regulations and recommendations. The telecommunications sector is subject to an extensive ex-ante regulatory framework set out under the European Common Regulatory Framework whereas broadcasting and pay-TV are only subject to a mixture of separate, specific regulations and general competition law.

Overseas, the degree of regulation in international markets varies widely. This can hinder our ability to compete and provide the services our customers require.

Our Board of Directors

As at the date of this prospectus, our directors, each having as their business address BT Centre, 81 Newgate Street, London EC1A 7AJ, United Kingdom, are as follows:

Glyn Parry (appointed June 30, 2007)

Glyn Parry is Group Financial Controller. He joined BT in 2002. Prior to that, he worked for PricewaterhouseCoopers in Europe and Australia. He is a Chartered Accountant.

Simon Lowth (appointed October 17, 2017)

Simon Lowth is Group Chief Financial Officer. Before joining BT, he was CFO and an executive director of BG Group before the takeover by Royal Dutch Shell in February 2016. He was CFO and an executive director of AstraZeneca from 2007 to 2013, and an executive director of ScottishPower from 2003 to 2007, and was appointed finance director in 2005. Prior to that, he was a director of McKinsey & Company.

Neil Harris (appointed October 17, 2017)

Neil Harris is Group Director, Tax, Treasury & Insurance. He joined BT in May 2015 as Group Tax Director. Prior to that, he held similar leadership roles at Cable & Wireless, BHP Billiton, Centrica, AstraZeneca and Serco. He is a Fellow of the Institute of Chartered Accountants in England & Wales and a Chartered Tax Adviser, having trained with Arthur Andersen & Co.

Patrick Bradley (appointed October 17, 2017)

Patrick Bradley is HR Director, Reward, Pensions and Employee Relations. He was formerly HR Director of BT Consumer. He joined BT in 2016, following the acquisition of EE Limited, where he was Chief HR Officer. Prior to that, he held HR roles in a number of other companies, including Lloyds Banking Group and Barclays.

Ulrica Fearn (appointed June 1, 2018)

Ulrica Fearn is Director, Group Finance. Before joining BT, she held regional international Finance Director, Financial Controller, Treasury and audit roles across different geographies at Diageo Plc and was the General Manager for Diageo’s Global Shared Services. The early part of her career was at General Motors, Sweden.

There are no potential conflicts of interest between any duties to the Company of any of the directors and their private interests or other duties.

Board of Directors of BT Group plc

On June 8, 2018, BT Group plc announced that its Chief Executive Gavin Patterson will be stepping down later in 2018 and that the Board of BT Group plc has commenced a search to identify his successor. BT Group plc’s Board expects to have a successor in place during the second half of 2018.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth in the table below are the ratios of earnings to fixed charges in accordance with IFRS for the periods indicated.

	Year Ended March 31,
	2018	2017	2016	2015	2014
Ratio of Earnings to Fixed Charges	4.4	4.0	5.6	4.9	4.4

The ratio of earnings to fixed charges under IFRS is calculated by dividing (i) profit for the year before taxation plus dividends received from associates and joint ventures less minority interests and income from associates and joint ventures (“earnings”) plus fixed charges by (ii) fixed charges. Fixed charges consist of finance expense and an estimate of the interest within rental expense less interest on pension liabilities. One third of operating lease costs has been used as an estimate of interest within rental expense since that is a reasonable approximation of the interest factor.

USE OF PROCEEDS

We will use the net proceeds from the sale of the debt securities offered for general corporate purposes, unless we state otherwise in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

This prospectus relates to the debt securities that we may issue from time to time in one or more series. The specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement for that series of debt securities. As required by U.S. federal securities law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. Delaware Trust Company (as successor in interest to Law Debenture Trust Company of New York) will act as the trustee under the indenture.

When we issue a series of debt securities, we will deposit on the same day a global security, which is a special type of indirectly held security, with Delaware Trust Company. The global security will represent the entire interest of any series of debt securities. The depositary will hold the global security for the benefit of The Depository Trust Company (“DTC”). The beneficial interests in the debt securities will be traded in DTC’s book-entry settlement system. The relationship between us, the depositary and the beneficial holders of the debt securities is governed by a deposit agreement.

Copies of the indenture and the deposit agreement have been filed as exhibits to the registration statement of which this prospectus is a part and the indenture has been qualified as an indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series. Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture and the deposit agreement, including some of the terms used in the indenture and the deposit agreement. This summary is also subject to and qualified by reference to the description of the particular terms of your series of debt securities described in the prospectus supplement for your series of debt securities. Whenever we refer to particular sections or defined terms of the indenture or the deposit agreement in this prospectus or a prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement.

We may, without the consent of the holders of the notes, issue additional debt securities having the same ranking and same interest rate, maturity date, redemption terms and other terms as existing debt securities (except for the price to the public and issue date); provided however that such additional debt securities shall be issued under a separate CUSIP, Common Code and/or ISIN number unless the additional debt securities are issued pursuant to a “qualified reopening” of the existing debt securities, are otherwise treated as part of the same “issue” of debt instruments as the existing debt securities, or the existing debt securities and the additional debt securities are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. Any such additional debt securities, together with the existing debt securities, will constitute a single series of debt securities under the indenture. There is no limitation on the amount of debt securities that we may issue under the indenture.

The Indenture and Prospectus Supplements

The indenture provides that:

•	notes, debentures and other debt securities may be issued in separate series at any time, in an unlimited aggregate principal amount;

•	we may specify a maximum aggregate principal amount for debt securities of any series;

•	the debt securities may not have terms and provisions that are inconsistent with the indenture; and

•

unless otherwise specified in the prospectus supplement, the debt securities will be unsecured and unsubordinated obligations, ranking at least equally with all our other unsecured and unsubordinated obligations.

The prospectus supplement that relates to a series of debt securities will specify the following terms of the series:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities are to be issuable as registered securities or bearer securities, or both, and whether any of the debt securities are to be issuable in global form;

•	the price or prices, expressed as a percentage of the aggregate principal amount of the debt securities, at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the interest payment date or dates on which that interest will be payable and the applicable record date or dates for any interest payment;

•	the place or places where any amounts will be payable;

•

any obligation we may have to redeem or purchase any of the debt securities pursuant to any mandatory or optional sinking fund or analogous provision as well the relevant prices, periods and other terms;

•	the terms for redemption, extension or early repayment, if any, of the debt securities;

•	if other than the entire principal amount, the portion of the debt securities payable upon acceleration of the maturity of the debt securities;

•	our right to defease the debt securities;

•	if not in dollars, the currency or currencies, including composite currencies, of payment of principal of and any premium and interest on the debt securities;

•

if any part or all of the debt securities will be issued as global securities, the depositaries to be used for the global securities, the legends to be placed on the global securities and the circumstances in which a global security may be exchanged for certified (physical) securities;

•	any covenants to which we will be subject with respect to the debt securities;

•	the payment of any additional amounts on the debt securities; and

•	any other terms of the debt securities.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchange and, if so, which one(s).

Conversion Rights

The terms under which debt securities of any series may be convertible into ordinary shares or other securities or property will be set out in the applicable prospectus supplement. The terms will include provisions as to whether conversion is mandatory or optional. The terms may include provisions governing the calculation of the number of ordinary shares or other securities or property that a holder of debt securities would receive upon conversion.

Form of Securities; Settlement and Clearance

Unless otherwise specified in the prospectus supplement, debt securities will be:

•	initially represented by one or more global securities in bearer or registered form;

•	issued without coupons attached;

•	issued in a total amount equal to the aggregate principal amount of outstanding debt securities that the global security represents;

•	in denominations that are even multiples of $1,000; and

•

the property of the person in possession of the global security, in the case of a bearer global security, and the property of the person in whose name the global security is registered, in the case of a global security in registered form. Title to a global security in bearer form will pass by delivery.

On the day we issue any series of debt securities, we will deposit one or more global securities representing the series of debt securities with the depositary. The depositary will in turn issue one or more certificateless depositary interests (in the case of global securities in bearer form only) to DTC in The City of New York. DTC will enter the certificateless depositary interests into its book-entry settlement system (in the case of global securities in bearer form only) and issue book-entry interests, which are beneficial interests in the underlying debt securities, to financial institutions, acting as participants in DTC. You will hold your beneficial interests in the debt securities through accounts with these financial institutions. Beneficial interests may only be transferred in the same authorized denominations as the corresponding debt securities. As long as the debt securities are represented by global securities, the interests in the global securities may not be transferred by DTC except as a whole by DTC to its nominee, or by a nominee of DTC to DTC or another of its nominees, or by DTC or its nominee to a successor of DTC or a nominee of such successor.

Institutions that have accounts with DTC or a nominee of DTC, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global securities. DTC keeps records of the ownership and transfer of beneficial interests in the global securities by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global securities by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global securities will be kept. In some jurisdictions, some kinds of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global securities to these types of purchasers.

The depositary or its nominee will be considered the sole owner and holder of the global securities for all purposes. As a result:

•	you cannot get debt securities registered in your name for as long as they are represented by the global securities;

•	you cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in a global security; and

•	you will not be considered to be the owner or holder of a global security or any debt securities represented by a global security for any purpose.

In order to exercise any rights of holders, each person owning a book-entry interest must rely on the procedures of the depositary and DTC. If you are not a participant, you must also rely on the procedures of the participant or other securities intermediary through which you own your interest.

Payments on the global security

Unless otherwise specified in the prospectus supplement, payments will be made through the corporate trust office of Delaware Trust Company (as successor in interest to Law Debenture Trust Company of New York) to the depositary, as the holder of the debt securities. That office is currently located at 251 Little Falls Drive, Wilmington, Delaware 19808. Our responsibility will be discharged once we have made payment to the depositary. Under the deposit agreement, the depositary will then make payment to DTC. We, the trustee, the depositary and our agents will have no responsibility for the payment records of DTC or any of its participants.

The Deposit Agreement

Redemption

If and when the global securities are redeemed, the depositary will deliver all amounts it receives in respect of the redemption to DTC.

Limitations on Your Ability to Obtain Definitive Securities

The global securities will not be registered in the name of any person other than the depositary or its nominee. You will not receive physical delivery of any securities. The global securities will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•

DTC notifies the depositary that it is unwilling, unable or no longer qualified to continue to act as depositary and a successor that is registered under the Exchange Act is not appointed within 120 days;

•	the depositary notifies us and the trustee that it is unwilling or unable to continue to act as depositary and we do not appoint a successor within 120 days;

•	we are subject to a winding-up, and we fail to make a payment on the debt securities when due;

•	an event of default has occurred or is continuing; or

•	at any time we decide that we no longer wish to have all or part of the debt securities represented by a global security.

In those circumstances, DTC will specify in whose names to register any definitive securities issued in exchange for the global securities.

Payment on and Transfer of Definitive Securities

Any definitive securities will be issued in registered form in the same authorized denominations as the debt securities to which they correspond. Payments will be made to the person whose name appears on the register. When payments are made in U.S. dollars, the payments will be made by a check drawn on a bank in New York. You should present definitive securities to any paying or transfer agent for redemption. You may transfer the definitive security by surrendering it at the specified office of the transfer agent, along with any forms or other evidence that the transfer agent requires. For a partial transfer, new definitive securities in permitted denominations can be obtained at the office of the trustee or of any paying or transfer agent. The trustee or the paying or transfer agent will not transfer any definitive security during the 15 days preceding the following dates:

•	the due date for any payment with respect to that debt security; or

•	the date of redemption of that debt security,

To the extent permitted by law, we, the trustee and any of our or its agents may treat the registered holder of any definitive securities as the absolute owner thereof.

Replacement of Definitive Securities

If any definitive security is mutilated, destroyed, stolen or lost, it can be replaced at the specified office of the trustee or any transfer or paying agent. You must pay any expenses that we incur in connection with the replacement. These expenses include any fees due to the trustee or the transfer or paying agent and any reasonable indemnity. Mutilated definitive securities must be surrendered before replacements will be issued.

Reports

The deposit agreement requires the depositary to immediately send to DTC a copy of any communication received that relates to us or to any series of debt securities.

Action by the Depositary

The deposit agreement requires the depositary to exercise any of its rights or powers vested in it by the deposit agreement as requested by DTC. The depositary must be offered satisfactory security or indemnity against the costs, expenses and liabilities that it might incur through compliance with such a request.

Amendment of the Deposit Agreement

The deposit agreement may be amended without the consent of DTC or the owners of book-entry interests in the debt securities under the following circumstances:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to add to the covenants and agreements of either us or the depositary;

•	to assign the depositary’s rights and duties to a qualified successor;

•	to comply with the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the U.S. Investment Company Act of 1940, the Trust Indenture Act, or any other applicable law; and

•	to modify, alter or supplement the deposit agreement in any way that is not adverse to the interests of DTC or the owners of book-entry interests.

Resignation or Removal of Depositary

The depositary may resign at any time, following 60 days’ written notice to us and to DTC. The depositary may be removed at any time with 90 days’ written notice, and under specific circumstances, immediately. Resignation or removal will be effective upon the appointment of a successor depositary.

If we are unable to appoint a successor promptly, DTC or the depositary may petition any court of competent jurisdiction for the appointment of a successor, unless definitive securities have been issued with respect to all outstanding debt securities. We will bear any expense for the petition.

Obligations of the Depositary

The depositary will assume no obligation or liability under the deposit agreement or any agreement with DTC, other than to use good faith and reasonable care. We will indemnify the depositary against specified liabilities that it may incur under the deposit agreement.

Paying Agents

We will maintain one or more paying agents in each place of payment for the debt securities of a particular series. The corporate trust office of the trustee in the state of Delaware will be the paying agent unless we designate another paying agent for a particular series in the prospectus supplement. At any time, we may designate additional paying agents, rescind the designation of any paying agents, or approve a change in the office through which a paying agent acts. However, we are required to maintain a paying agent in London.

All funds that we pay to a paying agent that remain unclaimed more than two years after the amount has become due and payable will be repaid to us. At that point, any unpaid holder may look directly to us for payment.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, debt securities are not subject to redemption except if we (or our successor) must pay any additional amounts for your series of debt securities because of any changes in U.K. (or our successor’s jurisdiction of incorporation, domicile or residence) tax law that are effective on or after the date on which agreement is reached to issue the first tranche of such series of debt securities (or the date a party incorporated, domiciled or resident in a jurisdiction other than the U.K. becomes our successor).

Before giving notice of the redemption, we must give the trustee an opinion of independent legal counsel of recognized standing stating that we are entitled under the indenture to redeem the debt securities and a certificate with a statement of facts showing that the conditions giving us the right to redeem have occurred.

After the redemption date, if funds for the redemption of the debt securities are made available on the redemption date, the debt securities will stop bearing interest, and the only right of the holders will be to receive payment of the redemption price and all unpaid interest accrued to the date of redemption.

Payment of Additional Amounts

All payments made by us in respect of any debt security will be made without withholding or deduction for any taxes imposed by the United Kingdom, unless they are required by law to be withheld or deducted. If any deduction or withholding is required for any taxes imposed by the United Kingdom, then, subject to the exceptions described below, we will pay you the additional amounts necessary to ensure that the payment to you will not be less than the amount that you would have received in the absence of such withholding or deduction.

However, we will not be required to make any payment of additional amounts to you to the extent any of the following circumstances (or any combination of these circumstances) applies:

•

either you are or a person to whom a payment is made on your behalf is liable for taxes on your debt securities because of some connection with the United Kingdom other than merely holding your debt securities or receiving principal, interest or other amounts on your securities;

•

presentation is required and you present your debt securities for payment more than 30 days after the relevant date on which the payment first becomes due and payable, unless you would have been entitled to additional amounts if you presented your debt securities for payment before the date 30 days after the relevant date;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge is payable in respect of the debt securities;

•	any tax, duty, assessment or other governmental charge payable other than by withholding or deduction from any payment on the debt securities applies in respect of the debt securities;

•

you are liable for any tax, duty, assessment or other governmental charge because of your failure to comply with our request addressed to you to provide information pursuant to any reporting requirement;

•	you could have presented your debt securities to a different paying agent in a member state of the European Union and avoided any applicable withholding or deduction;

•

where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with or introduced in order to conform to such Directive;

•

where such withholding or deduction is required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 or otherwise imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement); or

•	you are subject to tax, duty, assessment or other governmental charge because of your request for a definitive security after an event of default.

In addition, we will not make payment of additional amounts to you if you are a fiduciary or partnership or are not the sole beneficial owner of the payment to the extent that no additional amounts would have been payable by us had the payments been made directly to the beneficiary or settlor of such fiduciary or a member of such partnership, or to an owner of a beneficial interest in a debt security.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to us is incorporated, domiciled or resident. The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts.

In certain circumstances, payments made to holders of debt securities may be subject to withholding or deduction for or on account of U.K. tax. These circumstances might include, for example, if payments are made on debt securities issued by us that are not listed on a “recognised stock exchange” for U.K. tax purposes at the time of payment. For more information see the section entitled “Taxation — United Kingdom Taxation — Interest Payments”.

Restrictive Covenants

Unless otherwise specified in the prospectus supplement, the indenture will not contain any covenants restricting our ability to make payments, incur indebtedness, dispose of assets, enter into sale and leaseback transactions, issue and sell capital stock, enter into transactions with affiliates or engage in business other than our present business.

Negative Pledge

So long as any of the notes is outstanding, we will not, and will cause our Subsidiaries not to, directly or indirectly, create, assume or incur or permit to be created, assumed or incurred, any Lien on or with respect to any of our or our Subsidiaries’ assets, whether now or hereafter owned, to secure any present or future Capital Markets Indebtedness issued or guaranteed by us or any other Person without at the same time providing to the notes the same security or such other arrangement (whether or not comprising security) not materially less beneficial to the holders of the notes, as evidenced by an officer’s certificate and an opinion of counsel in accordance with the indenture, or as shall have been approved by an extraordinary resolution of the holders of the notes, as described in the indenture.

“Capital Markets Indebtedness” means any obligation for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented or evidenced by, bonds, notes or other securities which are, or which we have publicly declared that we intend to have, quoted, listed, dealt in or traded on a stock exchange or other recognized securities market.

“Lien” means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Subsidiary” means, for the purpose of this negative pledge covenant only, (i) a corporation more than 50% of the outstanding voting shares of which is owned, directly or indirectly, by us, or by one or more of our other Subsidiaries, or by us and one or more of our other Subsidiaries; (ii) any general partnership, joint venture or similar entity, at least 50% of the outstanding partnership or similar interest of which is owned, directly or indirectly, by us, or by one or more of our other Subsidiaries, or by us and one or more of our other Subsidiaries, and (iii) any limited partnership of which we or any of our other Subsidiary is a general partner.

Change of Control and Put Event

If a Put Event (as defined below) occurs, the holder of each note will have the option (a “Put Option”) (unless prior to the giving of the relevant Put Event Notice (as defined below) we have given notice of redemption under the rights described in the relevant prospectus supplement or described above under “Optional

Tax Redemption”) to require us to redeem or, at our option, purchase (or procure the purchase of) that note on the date which is seven days after the expiration of the Put Period (as defined below) (the “Optional Redemption Date”) at 101% of its principal amount (the “Optional Redemption Amount”) together with interest accrued to (but excluding) the Optional Redemption Date.

Promptly upon becoming aware that a Put Event has occurred we shall, and at any time upon the trustee becoming similarly so aware the trustee may, and if so requested by the holders of at least 25% in principal amount of the notes then outstanding or if so directed by an extraordinary resolution of the holders of the notes, shall (subject in each case to the trustee being indemnified and/or secured to its satisfaction), give notice (a “Put Event Notice”) to the holders of the notes specifying the nature of the Put Event and the procedure for exercising the Put Option.

If the note is issued in global form or is issued in definitive form and held through DTC, Euroclear or Clearstream, Luxembourg, to exercise the Put Option the holder of the note must, within the period (the “Put Period”) of 45 days after a Put Event Notice is given, give notice to the paying agent of such exercise in accordance with the standard procedures of DTC, Euroclear and Clearstream, Luxembourg (which may include notice being given on his instruction by DTC, Euroclear or Clearstream, Luxembourg or any common depositary for them to the paying agent by electronic means) in a form acceptable to DTC, Euroclear and Clearstream, Luxembourg from time to time (an “Exercise Notice”) and, if the note is represented by a global note, at the same time present or procure the presentation of the relevant global note to the paying agent for notation accordingly. The paying agent to which such notice is delivered will issue to the noteholder concerned a non-transferable receipt in respect of the notice received. Payment in respect of any note will be made, if the holder duly specified a bank account in the Exercise Notice to which payment is to be made, on the Optional Redemption Date by transfer to that bank account and, in every other case, on or after the Optional Redemption Date against presentation and surrender or (as the case may be) endorsement of such receipt at the specified office of any paying agent. For the purposes of these terms, receipts issued to holders of notes who give notice of the exercise of the Put Option shall be treated as if they were notes. We shall redeem or purchase (or procure the purchase of) the notes in respect of which the Put Option has been validly exercised in accordance with the provisions described herein on the Optional Redemption Date unless previously redeemed (or purchased) and cancelled.

Any Exercise Notice, once given, shall be irrevocable except where prior to the Optional Redemption Date an Event of Default shall have occurred and the trustee shall have accelerated the notes, in which event such holder, at its option, may elect by notice to us to withdraw the Exercise Notice and instead to treat its notes as being forthwith due and payable pursuant to an Event of Default, as described below under “ — Events of Default”.

If 80% or more in principal amount of the notes then outstanding have been redeemed or purchased pursuant to this Put Option, we may, on giving not less than 30 nor more than 60 days’ notice to the holders of notes (such notice being given within 30 days after the Optional Redemption Date), redeem or purchase (or procure the purchase of), at our option, all but not some only of the remaining outstanding notes at their principal amount, together with interest accrued to (but excluding) the date fixed for such redemption or purchase.

If the rating designations employed by any of Moody’s, Fitch or S&P are changed from those which are described in paragraph (ii) of the definition of “Put Event” below, or if a rating is procured from a Substitute Rating Agency, we shall determine the rating designations of Moody’s, Fitch or S&P or such Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of Moody’s, Fitch or S&P and the Put Option shall be construed accordingly.

The trustee is under no obligation to ascertain whether a Put Event or Change of Control or any event which could lead to the occurrence of or could constitute a Put Event or Change of Control has occurred, or to seek any confirmation from any Rating Agency pursuant to the definition of Negative Rating Event below, and, until it shall have actual knowledge or notice pursuant to the indenture to the contrary, the trustee may assume that no Put Event or Change of Control or other such event has occurred.

A “Put Event” means an event which will be deemed to occur if a Change of Control has occurred and

(i)

on the date (the “Relevant Announcement Date”) that is the earlier of (1) the date of the first public announcement of the relevant Change of Control and (2) the date of the earliest Relevant Potential Change of Control Announcement (if any), the notes carry from any Rating Agency (as defined below):

(A)

an investment grade credit rating (Baa3/BBB-, or equivalent, or better) and such rating from any Rating Agency is, within the Change of Control Period, either downgraded to a non-investment grade credit rating (Ba1/BB+, or equivalent, or worse) (a “Non-Investment Grade Rating”) or withdrawn and is not, within the Change of Control Period, subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to an investment grade credit rating by such Rating Agency; or

(B)

a Non-Investment Grade Rating and such rating from any Rating Agency is, within the Change of Control Period, either downgraded by one or more notches (by way of example, Ba1 to Ba2 being one notch) or withdrawn and is not, within the Change of Control Period, subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to its earlier credit rating or better by such Rating Agency; or

(C)	no credit rating and a Negative Rating Event also occurs within the Change of Control period,

provided that if at the time of the occurrence of the Change of Control the notes carry a credit rating from more than one Rating Agency, at least one of which is investment grade, then sub paragraph (A) will apply; and

(ii)

in making any decision to downgrade or withdraw a credit rating pursuant to paragraphs (A) and (B) above or not to award a credit rating of at least investment grade as described in paragraph (ii) of the definition of Negative Rating Event, the relevant Rating Agency announces publicly or confirms in writing to us or the trustee that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control or the Relevant Potential Change of Control Announcement:

A “Change of Control” means a change of control in respect of the Company which will be deemed to have occurred if:

•

any person or any persons acting in concert (as defined in the City Code on Takeovers and Mergers), other than a holding company (as defined in Section 1159 of the Companies Act 2006 as amended) whose shareholders are or are to be substantially similar to the pre-existing shareholders of any of our direct or indirect holding companies, shall become interested (within the meaning of Part 22 of the Companies Act 2006) in (A) more than 50% of our issued or allotted ordinary share capital or (B) shares in our capital carrying more than 50% of the voting rights normally exercisable at a general meeting of our shareholders; or

•

any person or any persons acting in concert (as defined in the City Code on Takeovers and Mergers), other than a holding company (as defined in Section 1159 of the Companies Act 2006 as amended) whose shareholders are or are to be substantially similar to the pre-existing shareholders of any of our direct or indirect holding companies, shall become interested (within the meaning of Part 22 of the Companies Act 2006) in (A) more than 50% of the issued or allotted ordinary share capital of any of our direct or indirect holding companies or (B) shares in the capital of any of our direct or indirect holding companies carrying more than 50% of the voting rights normally exercisable at a general meeting of the shareholders of any such direct or indirect holding company;

“Change of Control Period” means the period commencing on the Relevant Announcement Date and ending 90 days after the Change of Control (or such longer period for which the notes are under consideration (such consideration having been announced publicly within the period ending 90 days after the Change of Control) for rating review or, as the case may be, rating by a Rating Agency, such period not to exceed 60 days after the public announcement of such consideration);

A “Negative Rating Event” means an event which shall be deemed to have occurred if at such time as there is no rating assigned to the notes by a Rating Agency (i) BT does not, either prior to, or not later than 21 days after, the occurrence of the Change of Control seek, and thereafter throughout the Change of Control Period use all reasonable endeavors to obtain, a rating of the notes, or any of our other unsecured and unsubordinated debt or (ii) if BT does so seek and use such endeavors, BT is unable to obtain such a rating of at least investment grade by the end of the Change of Control Period;

“Rating Agency” means Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings Ltd. (“Fitch”) or Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc. (“S&P”) or any of their respective successors or any rating agency (a “Substitute Rating Agency”) substituted for any of them by us from time to time; and

“Relevant Potential Change of Control Announcement” means any public announcement or statement by or on our behalf, any actual or potential bidder or any adviser acting on behalf of any actual or potential bidder relating to any potential Change of Control where within 180 days following the date of such announcement or statement, a Change of Control occurs.

Substitution of Obligor

If so requested by us in writing, the trustee shall, without the consent of the holders of the notes, agree to the substitution in place of BT (or any previous substitute under these terms) as the principal debtor under the notes and the indenture of another company, being a successor in business or a holding company (within the meaning of section 1159 of the Companies Act 2006) of BT or a subsidiary of such holding company subject to

•	the notes being unconditionally and irrevocably guaranteed by us;

•

the certification to the trustee by two of our directors that, in their opinion, the substitution will not be materially prejudicial to the interests of the holders of the notes and will not have any adverse effect on the payment in a timely manner of all money payable under the terms of the notes and the indenture;

•	confirmations being received by the trustee from each rating agency which has, at our request, rated the notes that the substitution will not adversely affect the then current rating of the notes;

•	an opinion of independent legal advisors of recognized standing being provided to the trustee as further described in the indenture; and

•	certain other conditions set out in the indenture being complied with.

We may substitute in place of BT (or any previous substitute under these terms) as the principal debtor under the notes and the indenture of another company, being a successor in business or a holding company of BT or a subsidiary of such holding company subject to

•	the notes being unconditionally and irrevocably guaranteed by us;

•	the interests of the holders of the notes will not be materially prejudiced by the substitution; and

•	certain other conditions set out in the indenture being complied with.

A person’s assumption of our obligations may be considered to be an exchange of the notes for new debt securities under U.S. federal income tax law. This deemed exchange may result in your recognizing gain or loss for U.S. federal income tax purposes and may have other tax consequences that are adverse to you. You should consult your own tax advisor about the potential tax consequences of an obligor substitution with respect to the notes.

Events of Default

If any one or more of the following events shall occur:

(a) our failure to pay any interest on any debt security of that series when due, continued for 30 days, or our failure to pay principal of or premium, if any, on any debt security of that series when due; or

(b) there is a failure in the performance of any obligation under the debt securities or the indenture other than an obligation to make payment of principal or interest thereunder:

•	which in the opinion of the trustee is incapable of remedy; or

•

which, being in the opinion of the trustee capable of remedy, continues for more than 90 days after written notification requiring such failure to be remedied shall have been given to us by the trustee; or

(c) except for the purpose of a reconstruction or amalgamation the terms of which have previously been approved in writing by the trustee or for the purposes of a consolidation or merger or conveyance, transfer or lease permitted by the terms of the indenture, an order is made (and not discharged or stayed within a period of 90 days) or an effective resolution is passed for our winding-up or an administration order is made in relation to us; or

(d) an administrative or other receiver is appointed of the whole or substantially the whole of our assets and is not removed, paid out or discharged within 90 days or, following such 90 day period, the appointment is not being disputed in good faith; or

(e) we are unable to pay our debts or make a general assignment for the benefit of our creditors; or

(f) any of our loan or other indebtedness for borrowed money (if applicable, translated into sterling), amounting in aggregate to not less than the higher of £25,000,000 and 1% of the Adjusted Share Capital and Reserves (as defined below), becomes due and repayable prematurely by reason of an event of default (however described) or we fail to make any payment in respect thereof on the due date for such payment (as extended by any applicable grace period as originally provided) or the security for any such loan or other indebtedness for borrowed money becomes enforceable and steps are taken to enforce the same or default is made by us in making any payment due (if applicable, translated into sterling), amounting in aggregate to not less than the higher of £25,000,000 and 1% of the Adjusted Share Capital and Reserves, under any guarantee or indemnity given by it in respect of any loan or other indebtedness for borrowed money, the trustee may at its discretion, and if so directed by extraordinary resolution (as defined in the indenture) of the holders of the notes or in writing by the holders of at least 25% in nominal amount of the notes then outstanding shall, (but in the case of (b), (c), (d), (e) and (f) above only if it certifies that such event is, in its opinion, materially prejudicial to the interests of holders of the notes), give notice to us that the debt securities are, and they shall accordingly immediately become, due and repayable each at their early redemption amount, plus accrued interest, if any (calculated as provided in the indenture).

“Adjusted Share Capital and Reserves” means at any time the aggregate of:

•	the amount paid up or credited as paid up on our share capital; and

•

the total of the capital, revaluation and revenue reserves of us and our subsidiaries taken as a whole (the “Group”), including any share premium account, capital redemption reserve and credit balance on the profit and loss account, sums set aside for taxation and amounts attributable to minority interests but deducting any debit balance on the profit and loss account and the cost of any shares of us held in an employee share ownership trust or otherwise held by a member of the Group, all as shown in the then latest audited consolidated balance sheet of the Group prepared in accordance with generally accepted accounting principles in the United Kingdom, but adjusted as may be necessary in respect of any variation in our paid up share capital or share premium account since the date of that balance sheet in the subsidiaries comprising the Group. A certificate of the Company signed by two directors of the Company as to the amount of the Adjusted Share Capital and Reserves as at any specified date may, in the absence of manifest error, be relied upon by the trustee and, if so relied upon, shall be conclusive and binding on us and the holders of the notes.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the debt securities of any series outstanding may, under certain circumstances, rescind and annul such acceleration.

Subject to the indenture, the trustee is under no obligation to exercise any of its rights at your request unless you have offered a reasonable security or indemnity. Subject to the indenture, the holders of a majority of the aggregate principal amount of the debt securities of any series outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series.

You will not have the right to institute any proceeding with respect to the indenture or the debt securities of any series, other than proceedings for the payment of overdue principal, interest or other amounts due, unless:

•	you give prior written notice to the trustee, pursuant to the indenture of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the debt securities of that series make a written request, and offer reasonable indemnity, to the trustee to institute proceedings;

•	the trustee does not receive an inconsistent request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series; and

•	the trustee fails to institute the proceeding within a reasonable period.

This limitation does not apply to a suit by a holder for the enforcement of a payment on or after the due date for such payment.

We promise in the indenture to file a certificate with the trustee each year, regarding:

•	our performance of certain of our obligations under the indenture; and

•	the absence of defaults (if there are none) or the specific defaults that exist as well as their nature and status.

Defeasance and Discharge

The prospectus supplement will state if any defeasance provision will apply to the debt securities.

The indenture provides that, if applicable, we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the trustee, in trust,

•

(1) in the case of debt securities denominated in U.S. dollars, U.S. money in an amount, or U.S. Government Obligations (which through the payment of interest and principal in respect of the debt securities in accordance with their terms will provide U.S. money in an amount), or a combination of the debt securities (provided, however, that in the case of debt securities of any series issued in whole or in part in bearer form, not more than 50% (determined with respect to both value and income) of the deposited collateral shall consist of U.S. Government Obligations); or

•

(2) in the case of debt securities of such series denominated in a foreign currency (other than a composite currency), money in the foreign currency in an amount or foreign government securities in the same foreign currency (which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in the foreign currency in an amount), or a combination of the debt securities,

•

sufficient, in case of both (1) and (2), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of and premium, if any, each installment of interest, if any, on, and any mandatory sinking fund payments or analogous payments with respect to, the debt securities of such series on the payment date or other payment date of such payments in accordance with the terms of the. indenture and the debt securities of such series. Such a trust may only be established if, among other things,

•

we have delivered to the trustee an opinion of counsel to the effect that (and, in the case of debt securities being discharged, such opinion shall state that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that) holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and

•

we have delivered to the trustee an opinion of counsel (who may be an employee of ours or our counsel) to the effect that the debt securities of such series, if then listed on the New York Stock Exchange, will not be delisted as a result of such deposit, defeasance and discharge.

Modification and Waiver

Generally, to modify or amend the indenture or the terms and conditions of the debt securities and to receive a waiver of future compliance or past defaults we need the consent of the holders of a 66 2/3% majority in aggregate principal amount of the outstanding debt securities affected by the modification, amendment or waiver. The following actions, however, may only be taken with the consent of the holder of each debt security affected:

•	a change in the due date for payment of the principal of, or any installment of principal of or interest on, any debt security;

•	a reduction in the principal amount of, or the premium, if any, or the rate of interest, if any, on any debt security;

•	a change in our obligation to pay additional amounts, except as otherwise permitted by the indenture;

•	a reduction in the amount of principal of an original issue discount security payable upon acceleration of the payment date of the debt securities;

•	a change in the coin or currency in which any debt security or any premium or interest on the debt securities is payable;

•	an impairment of the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•

a reduction in the percentage in principal amount of debt securities outstanding of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	a reduction in the requirements contained in the indenture for quorum or voting;

•	a change in our obligation to maintain an office or agency in the places and for the purposes required by the indenture;

•

any change that modifies or affects in any manner adverse to the interests of the holders of such debt securities our obligations regarding the due and punctual payment of the principal of the debt securities, and premium, if any, and interest, if any, on the debt securities or the sinking fund or analogous payments, if any, with respect to such debt securities; or

•	to modify any of the above provisions.

The holders of at least two-thirds in aggregate principal amount of the debt securities outstanding of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with any covenant or condition with respect to the debt securities of that series under the indenture. The holders of not less than a majority in aggregate principal amount of the debt securities outstanding of each series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series, except a default:

•	in the payment of the principal of, premium, if any, or interest, if any, on any debt security of such series; or

•	in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each debt security outstanding of such series affected.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holder upon surrender of such debt security to the trustee. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the debt security or evidence of the destruction, loss or theft of the debt securities satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to us and the trustee and that may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

Consent to Service

In the indenture we designate BT Americas Inc. as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the debt securities brought in any U.S. federal or State court in the Borough of Manhattan, The City of New York, New York and irrevocably submit to the non-exclusive jurisdiction of such courts.

Governing Law

The debt securities and the indenture are governed by the laws of the State of New York. Any action arising out of the indenture or any of the debt securities may be brought in any state or federal court in the Borough of Manhattan, The City of New York. We will irrevocably submit to the non-exclusive jurisdiction of any of these courts in any such actions and we will appoint an authorized agent upon which you may serve process.

The Trustee

The trustee for the debt securities is Delaware Trust Company (as successor in interest to Law Debenture Trust Company of New York).

If an event of default occurs, or if an event occurs which would become an event of default after notice or the passage of time, and if the trustee has a conflicting interest with respect to the debt securities according to the Trust Indenture Act, then the trustee may be required to resign unless the trustee can eliminate the conflicting interest. In that case, we would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

General

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme in Luxembourg (“Clearstream, Luxembourg”) and Euroclear SA/NV (“Euroclear”) in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for registered securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg, and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

As used in this section, any reference to securities also refers to book-entry securities issued in respect of securities in bearer form.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking corporation” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire et Financiére et des Assurances) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable prospectus supplement.

Clearance and Settlement Procedures — DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the debt securities either against payment or free of payment.

The beneficial interests in the debt securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing debt securities would incur overdraft charges for one business day, (assuming they cleared the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on debt securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAXATION

United Kingdom Taxation

The comments below are of a general nature, are based on current U.K. tax law and published practice of the United Kingdom HM Revenue & Customs (“HMRC”) and are not intended to be exhaustive. They are not tax advice. They do not necessarily apply where the income is deemed for tax purposes to be the income of any person other than the holder of the debt securities. They relate only to the position of persons who are resident outside of the United Kingdom for tax purposes (and not resident in the United Kingdom for U.K. tax purposes) and who are the absolute beneficial owners of their debt securities and may not apply to certain classes of persons such as dealers or certain professional investors.

Please consult your own tax advisor concerning the consequences of owning the offered securities in your particular circumstances.

Interest Payments

References to “interest” in this section mean interest as understood in U.K. tax law. The statements do not take account of any different definitions of interest that may prevail under any other law or which may be created by the terms and conditions of the debt securities or any related documentation. For example, if debt securities are issued with a redemption premium, then any such premium may constitute interest for U.K. tax purposes and so be treated in the manner described below.

Payments of interest on debt securities will not be subject to withholding or deduction for or on account of U.K. taxation so long as the debt securities are and continue to be listed on a “recognised stock exchange” within the meaning of Section 1005 of the U.K. Income Tax Act 2007. The London Stock Exchange is a “recognised stock exchange” for these purposes. Debt securities will be treated as listed on the London Stock Exchange if they are included in the Official List by the Financial Conduct Authority and are admitted to trading on the London Stock Exchange. The New York Stock Exchange will be a “recognised stock exchange” for these purposes provided that it continues to be registered with the Securities and Exchange Commission of the United States as a national securities exchange. Debt securities will be treated as listed on the New York Stock Exchange if they are both admitted to trading on the New York Stock Exchange and are officially listed in the United States in accordance with provisions corresponding to those generally applicable in countries in the European Economic Area.

In all other cases, payments of interest will generally be made under deduction of income tax at the basic rate (which is currently 20%) subject to the availability of other reliefs. Certain holders of debt securities who are U.S. residents may be entitled to receive payments free of deductions for or on account of U.K. tax under the double taxation treaty between the United Kingdom and the United States, and the person making the payment may therefore be able to obtain a direction to that effect from HMRC. Holders of debt securities who are resident in other jurisdictions may also be able to receive payment free of deductions or subject to a lower rate of deduction under an appropriate double taxation treaty, and the person making the payment may be able to obtain a direction from HMRC to that effect.

However, such a direction will, in either case, only be issued on prior application to HMRC in respect of payments made to that holder. If such a direction is not in place at the time a payment of interest is made, the person making the payment will be required to withhold tax, although a holder of debt securities resident in a jurisdiction outside of the United Kingdom who is entitled to relief may be able to subsequently claim the amount withheld from HMRC.

Payments of interest on the debt securities will have a U.K. source and accordingly may be chargeable to U.K. tax by direct assessment. Where the interest is paid without withholding or deduction, the interest will not be assessed to U.K. tax in the hands of holders of the debt securities who are not resident in the United Kingdom, except where:

(i) in the case of corporate holders, such persons carry on a trade in the United Kingdom through a U.K. permanent establishment; or

(ii) in the case of other holders, such persons carry on a trade, profession or vocation in the United Kingdom through a U.K. branch or agency,

in connection with which the interest is received or to which the debt securities are attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the U.K. permanent establishment or branch or agency.

In the event that payments of interest on debt securities are subject to withholding or deduction for on account of U.K. taxation (for example, as a result of a failure to maintain a listing on a “recognised stock exchange”) then the provisions referred to in “Description of Debt Securities We May Offer — Payment of Additional Amounts” may apply so that the net amount received by the holders after such reduction will not be less than the amount the holders would have received in the absence of such withholding or deduction.

Holders of the debt securities should note that the provisions relating to additional amounts referred to in “Description of Debt Securities We May Offer — Payment of Additional Amounts” would not apply in particular if HMRC sought to assess directly the person entitled to the relevant interest to U.K. tax. However exemption from, or reduction of, such U.K. tax liability might be available under an applicable double taxation treaty.

Optional Tax Redemption

In the earlier section entitled “Description of Debt Securities We May Offer — Optional Tax Redemption” we set out certain situations in which we may redeem debt securities. Any relevant changes in U.K. tax law after the date of this prospectus but before the date of an applicable prospectus supplement will be described in that prospectus supplement.

Disposal (including Redemption)

Generally, a holder of debt securities who is not resident in the United Kingdom for tax purposes will not be liable for U.K. taxation in respect of a disposal of a debt security, or in respect of any gain accrued in respect of a debt security or any change in the value of a debt security.

This may not, however, be the case if:

(i) in the case of corporate holders, such persons carry on a trade in the United Kingdom through a U.K. permanent establishment; or

(ii) in the case of other holders, such persons carry on a trade, profession or vocation in the United Kingdom through a U.K. branch or agency to which the debt securities are attributable.

Inheritance Tax

A holder of debt securities who is an individual domiciled outside the United Kingdom (and not deemed to be domiciled in the United Kingdom) will generally not be liable for U.K. inheritance tax in respect of his holding of debt securities. However, there may be a liability for U.K. inheritance tax if a register of debt securities which are registered securities is maintained in the United Kingdom or if debt securities which are bearer securities are held in the United Kingdom. In that case, exemption from any U.K. inheritance tax liability may be available for holders of debt securities who are domiciled in the United States under the U.S.-U.K. double tax convention relating to estate and gift taxes.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No U.K. stamp duty or SDRT will normally be payable on the issue of debt securities into a clearing system, as, following litigation, HMRC confirmed that they will no longer seek to apply the 1.5% stamp duty or SDRT charge on an issue of U.K. securities into a clearance service or depositary receipt system.

No U.K. stamp duty or SDRT will generally be payable on dealings in debt securities within a clearing system where such dealings are effected in electronic book entry form and not by written instrument of transfer, except where the clearing system has elected to apply an alternative system of charge and where the debt securities are registered debt securities carrying any of the following rights:

(i) a right of conversion into shares or other securities or to the acquisition of shares or other securities (including securities of the same description);

(ii) a right to interest, the amount of which exceeds a reasonable commercial return on the nominal amount of the capital;

(iii) a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property; or

(iv) a right on repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.

The U.K. stamp duty and SDRT treatment of debt securities will depend upon their particular terms and conditions and upon the circumstances relevant to their issue. The applicable prospectus supplement for any debt securities will summarize any stamp duty and SDRT treatment which differs from the position described above.

The proposed financial transaction tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (each, other than Estonia, a “participating Member State”). However, Estonia has ceased to participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the debt securities (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the debt securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

However, the Commission’s Proposal remains subject to negotiation between the participating Member States and the scope of any such tax is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate.

United States Federal Income Taxation

The following discussion is a summary under present law of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities by a U.S. Holder (as defined below). This summary does not address the material U.S. federal income tax consequences of every type of debt security which may be issued under this prospectus, and the relevant prospectus supplement will contain additional or modified disclosure concerning the material U.S. federal income tax consequences relevant to a particular issue of debt securities as appropriate. This summary deals only with purchasers of debt securities that are U.S. Holders that use the U.S. dollar as their functional currency and that will hold the debt securities as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of debt securities by particular investors. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special rules, such as banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark-to-market pass-through entities (including S-corporations), persons owning directly, indirectly or constructively 10% or more of the Company’s share capital, U.S. expatriates, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations or investors that will hold debt securities as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes. Moreover, this summary deals only with debt securities with a term of 30 years or less. The U.S. federal income tax consequences of owning debt securities with a longer term, if any, will be discussed in the applicable prospectus supplement. In addition, prospective purchasers should note that this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local, foreign or other tax laws or consequences.

THE STATEMENTS OF U.S. FEDERAL INCOME TAX LAW IN THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE DEBT SECURITIES, INCLUDING THEIR ELIGIBILITY FOR THE BENEFITS OF THE DOUBLE TAXATION TREATY BETWEEN THE UNITED STATES AND THE UNITED KINGDOM, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other business entity treated as a corporation) created or organized under the laws of the United States or its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

The U.S. federal income tax treatment of a partner in a partnership (or other business entity treated as a partnership) that holds debt securities will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisor concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of debt securities by the partnership.

Securities in bearer form are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to United States persons, except in certain transactions permitted by U.S. tax regulations. A United States person who holds a bearer debt security (or any receipt, coupon or talon appertaining thereto) generally will not be allowed to deduct any loss realized on the sale, exchange or redemption of such bearer debt security, receipt, coupon or talon and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption generally will be treated as ordinary income. Additional restrictions on the marketing and distribution of securities in bearer form may apply. The relevant prospectus supplement relating to a particular series may contain additional disclosure concerning these issues.

U.S. Holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although it is not clear to what types of income the book/tax conformity rule applies. This rule generally is effective for tax years beginning after December 31, 2017 or, for debt securities issued with original issue discount, for tax years beginning after December 31, 2018. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Interest

Except as discussed below under “— Original Issue Discount — General”, “— Short-Term Debt Securities” and “— Contingent Payment Debt Securities”, interest on a debt security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a “foreign currency”), will be includible in the income of a U.S. Holder as ordinary income at the time it is received or accrued according to such U.S. Holder’s regular method of accounting for tax purposes.

Interest on Variable Interest Rate Debt Securities (as defined below) will generally accrue at a hypothetical fixed rate equal to the rate at which the Variable Interest Rate Debt Securities bore interest on their issue date. The amount of interest actually recognized for any accrual period will increase (or decrease) if the interest actually paid during the period is more (or less) than the amount accrued at the hypothetical rate. U.S. Holders of Variable Interest Rate Debt Securities, therefore, generally will recognize income for each period equal to the amount paid during that period.

Interest paid on, and original issue discount, if any, accrued with respect to, the debt securities generally will constitute income from sources outside the United States. Prospective purchasers should consult their tax advisors concerning the applicability of the foreign tax credit and source of income rules to income attributable to the debt securities.

Interest Denominated in Foreign Currency

A cash basis U.S. Holder receiving interest denominated in a foreign currency must include a U.S. dollar amount in income based on the spot exchange rate on the date of receipt whether or not the payment is converted to U.S. dollars at that time. An accrual basis U.S. Holder (or a cash basis U.S. Holder in the case of interest, such as original issue discount, that must be accrued prior to receipt) receiving interest denominated in a foreign currency must include in income a U.S. dollar amount based on the average exchange rate during the accrual period (or, if an accrual period spans two taxable years, the partial period within each taxable year). Upon receipt of an interest payment in a foreign currency, U.S. Holders that have accrued interest will recognize foreign currency gain or loss equal to the difference, if any, between the U.S. dollar amount of interest previously accrued and the U.S. dollar value of the foreign currency received determined at the spot exchange rate on the date of receipt. Such foreign currency gain or loss will be U.S. source ordinary income or loss and generally will not be treated as an adjustment to interest income or expense.

An accrual basis U.S. Holder may elect to translate accrued interest into U.S. dollars at the spot exchange rate on the last day of the accrual period (or, if an accrual period spans two taxable years, at the exchange rate on the last day of the first taxable year for the interest accrued through that date). If accrued interest actually is received within five business days of the last day of the accrual period (or the taxable year, in the case of a partial accrual period), an electing accrual basis U.S. Holder instead may translate the accrued interest at the spot exchange rate on the date of actual receipt for purposes of translating accrued interest income into U.S. dollars (in which case no foreign currency gain or loss will be taken into account upon receipt). Any currency translation elections will apply to all debt instruments that the electing U.S. Holder holds or acquires as of the beginning of that taxable year. A U.S. Holder may not revoke this election without the consent of the U.S. Internal Revenue Service (the “IRS”).

For purposes of this discussion, the “spot exchange rate” generally means a rate that reflects a fair market rate of exchange available to the public for currency under a “spot contract” in a free market and involving representative amounts. A “spot contract” is a contract to buy or sell a currency other than the U.S. dollar on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the IRS has the authority to determine the spot rate. The “average rate” for an accrual period (or partial period) is the average of the spot exchange rates for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by a U.S. Holder.

Original Issue Discount

General

A debt security, other than a debt security with a term of one year or less, will be treated as issued with original issue discount (“OID”) (a “Discount Debt Security”) if the excess of the debt security’s “stated redemption price at maturity” over its “issue price” is equal to or more than 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity. An obligation that provides for the payment of amounts other than qualified stated interest before maturity (an “installment obligation”) will be treated as a Discount Debt Security if the excess of the debt security’s stated redemption price at maturity over its issue price is at least 0.25% of the debt security’s stated redemption price at maturity multiplied by the weighted average maturity of the debt security. Alternatively, where an installment obligation provides for payments of principal no more rapidly than a self-amortizing installment obligation (a debt security that provides for equal payments composed of principal and qualified stated interest that are unconditionally payable at least annually during the entire term of the debt security with no significant additional payment required at maturity), the de minimis amount may be calculated by substituting 0.167% for 0.25% for purposes of determining whether the installment obligation is a Discount Debt Security. A debt security whose stated redemption price at maturity exceeds its issue price by less than the applicable amount of such debt security’s stated redemption price at maturity multiplied by the number of complete years to maturity (or, in the case of an installment obligation, its weighted average maturity) will be treated as issued with “de minimis OID” and will not be a Discount Debt Security, but will be treated as issued with de minimis OID. A debt security’s weighted average maturity is the sum of the following amounts determined for each payment on a debt security (other than a payment of qualified stated interest): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the debt security’s stated redemption price at maturity. Generally, the “issue price” of a debt security will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to the public (i.e. persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The “stated redemption price at maturity” of a debt security is the total of all payments provided by the debt security that are not payments of “qualified stated interest”. Generally, “qualified stated interest” is stated interest on a debt security that is payable unconditionally in cash or property (other than additional debt instruments of the Company) at least annually during the entire term of the debt security at a single fixed rate (with certain exceptions for lower rates paid during some periods), or at a variable rate (in the circumstances described below under “— Variable Interest Rate Debt Securities”), that appropriately takes into account the length of the interval between stated interest payments. Solely for the purposes of determining whether a debt security is issued with OID, the Company will be deemed to exercise any call option that has the effect of decreasing the yield on the debt security, and a U.S. Holder will be deemed to exercise any put option that has the effect of increasing the yield on the debt security.

U.S. Holders of Discount Debt Securities must include OID in income calculated on a constant-yield method before the receipt of cash attributable to the income, and generally will have to include in income increasingly greater amounts of OID over the life of the Discount Debt Securities. The amount of OID includible in income by a U.S. Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the Discount Debt Security for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the Discount Debt Security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a debt security may be of any length selected by the U.S. Holder and may vary in length over the term of the debt security as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the debt security occurs on either the first day or the final day of an accrual period. In the case of an initial holder, the amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Debt Security’s adjusted issue price at the beginning of the accrual period and the Discount Debt Security’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the debt security allocable to the accrual period. The “adjusted issue price” of a Discount Debt Security at the beginning of any accrual period is the issue price of the debt security increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the debt security that were not qualified stated interest payments. The “yield to maturity” of a security is the discount rate that causes the present value of all payments on the security as of its original issue date to equal the issue price of such security.

U.S. Holders of debt securities issued with de minimis OID that do not make the election described below under “— Election to Treat All Interest as Original Issue Discount” will generally include this de minimis OID in income, as capital gain, on a pro rata basis as principal payments are made on the debt security.

A subsequent U.S. Holder of a Discount Debt Security that purchases the debt security at a cost less than its remaining redemption amount (as defined below), or an initial U.S. Holder that purchases a Discount Debt Security at a price other than the debt security’s issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if the U.S. Holder acquires the Discount Debt Security at a price greater than its adjusted issue price, such holder is required to reduce its periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The “remaining redemption amount” for a debt security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

The application of the book/tax conformity rule to OID and de minimis OID is uncertain in some respects. The book/tax conformity rule applies to OID in some cases, and therefore may require accrual method holders to include OID on original issue discount debt securities in a more accelerated manner than described above if they do so for financial accounting purposes. It is uncertain what adjustments, if any, should be made in later accrual periods when taxable income exceeds income reflected on the U.S. Holder’s financial statements to reflect the accelerated accrual of income in earlier periods. In addition, it is possible, although less likely, that accrual method holders may be required to include de minimis OID in gross income as the de minimis OID accrues for financial statement purposes.

OID Denominated in Foreign Currency

OID for each accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a foreign currency, will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder, as described above under “— Interest Denominated in Foreign Currency”. Because exchange rates may fluctuate, a U.S. Holder of a foreign currency Discount Debt Security may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar Discount Debt Security denominated in U.S. dollars. All payments on a Discount Debt Security (other than payments of qualified stated interest) will generally be viewed first as payments of previously accrued OID (to the extent thereof), with payments attributed first to the earliest-accrued OID, and then as payments of principal. Upon receipt of an amount attributable to OID (whether in connection with a payment on the debt security or a sale of the debt security), a U.S. Holder may recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference between the amount received (translated into U.S. dollars at the spot exchange rate on the date of receipt or on the date of disposition of the Discount Debt Security, as the case may be) and the amount previously accrued (using the exchange rate applicable to such previous accrual), regardless of whether the payment is in fact converted into U.S. dollars.

Acquisition Premium

A U.S. Holder that purchases a Discount Debt Security outside of the initial offering for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, but in excess of its adjusted issue price (any such excess being “acquisition premium”) and that does not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder’s adjusted basis in the debt security immediately after its purchase over the debt security’s adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, over the debt security’s adjusted issue price.

Acquisition premium on a debt security that is denominated in, or determined by reference to, a foreign currency, will be computed in units of the foreign currency, and any such acquisition premium that is taken into account currently will reduce interest income in units of the foreign currency. On the date acquisition premium offsets interest income, a U.S. Holder may recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) measured by the difference between the spot exchange rate in effect on that date, and on the date the debt securities were acquired by the U.S. Holder.

Election to Treat All Interest as Original Issue Discount

A U.S. Holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method described above under “— Original Issue Discount — General”, with certain modifications. For purposes of this election, interest includes stated interest, acquisition discount, OID and de minimis OID, market discount and de minimis market discount (described below under “— Market Discount”) and unstated interest, as adjusted by any amortizable bond premium (described below under “— Debt Securities Purchased at a Premium”) or acquisition premium. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If the election to apply the constant-yield method to all interest on a debt security is made with respect to a Market Discount Debt Security (as defined below), the electing U.S. Holder will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments with market discount held or thereafter acquired by the U.S. Holder. U.S. Holders should consult their tax advisors concerning the propriety and consequences of this election.

Variable Interest Rate Debt Securities

A debt security that provides for stated interest at a variable rate (a “Variable Interest Rate Debt Security”) generally will be treated as bearing qualified stated interest if (a) the debt security’s issue price does not exceed the total non-contingent principal payments due on the debt security by more than a specified de minimis amount, (b) the debt security provides for stated interest, paid or compounded at least annually, at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate, and (c) the debt security does not provide for any principal payments that are contingent (other than as described in (a) above).

A “qualified floating rate” is any variable rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Interest Rate Debt Security is denominated. A fixed multiple of a qualified floating rate will constitute a qualified floating rate only if the multiple is greater than 0.65 but not more than 1.35. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Interest Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Interest Rate Debt Security’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless the cap or floor is fixed throughout the term of the debt security.

An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based on objective financial or economic information (e.g., one or more qualified floating rates or the yield of actively traded personal property). A rate will not qualify as an objective rate if it is based on information that is within the control of the Company (or a related party) or that is unique to the circumstances of the Company (or a related party), such as dividends, profits or the value of the Company’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the Company). Other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Interest Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the Variable Interest Rate Debt Security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Interest Rate Debt Security’s term. A “qualified inverse floating rate” is any objective rate where the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a Variable Interest Rate Debt Security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period and if the variable rate on the Variable Interest Rate Debt Security’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a “current value” of that rate. A “current value” of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A Variable Interest Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof will generally not be treated as having been issued with OID unless the Variable Interest Rate Debt Security is issued at a “true” discount (i.e., at a price below the debt security’s stated principal amount) in excess of a specified de minimis amount. OID on a Variable Interest Rate Debt Security arising from “true” discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Interest Rate Debt Security.

In general, any other Variable Interest Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Variable Interest Rate Debt Security. Such a Variable Interest Rate Debt Security must be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Interest Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Interest Rate Debt Security’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Interest Rate Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Interest Rate Debt Security. In the case of a Variable Interest Rate Debt Security that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Interest Rate debt security provides for a qualified inverse floating rate). Under these circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Interest Rate Debt Security as of the Variable Interest Rate Debt Security’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Interest Rate Debt Security is converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the Variable Interest Rate Debt Security is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general OID rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the Variable Interest Rate Debt Security will account for the OID and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that these amounts differ from the actual amount of interest accrued or paid on the Variable Interest Rate Debt Security during the accrual period.

If a Variable Interest Rate Debt Security, such as a debt security the payments on which are determined by reference to an index, does not qualify as a “variable rate debt instrument”, then the Variable Interest Rate Debt Security generally will be treated as a contingent payment debt security as described below in “— Contingent Payment Debt Securities”.

Short-Term Debt Securities

None of the interest on a debt security having a maturity of not more than one year (a “Short-Term Debt Security”) is treated as qualified stated interest. In general, however, an individual or other cash basis U.S. Holder of a Short-Term Debt Security is not required to accrue OID into income on a current basis for U.S. federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis U.S. Holders and certain other U.S. Holders are generally required to accrue OID on Short-Term Debt Securities on a current basis OID will be treated as accruing for these purposes on a ratable basis, or, if the U.S. Holder so elects, under the constant-yield method (based on daily compounding).

In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the Short-Term Debt Security will be ordinary income to the extent of the OID accrued on a ratable basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to accrue OID on Short-Term Debt Securities will be required to defer deductions for interest on borrowings allocable to Short-Term Debt Securities in an amount not exceeding the deferred income until the deferred income is realized.

Finally, a U.S. Holder of a Short-Term Debt Security, regardless of whether they are a cash basis or accrual-basis holder, can elect to accrue the “acquisition discount,” if any, with respect to the debt security on a current basis. “Acquisition discount” is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant-yield method based on daily compounding. If the U.S. Holder elects to accrue acquisition discount, the original issue discount rules will not apply.

For purposes of determining the amount of OID subject to these rules, all interest payments on a Short-Term Debt Security are included in the Short-Term Debt Security’s stated redemption price at maturity. A U.S. Holder may elect to determine OID on a Short-Term Debt Security as if the Short-Term Debt Security had been originally issued to the U.S. Holder at the U.S. Holder’s purchase price for the Short-Term Debt Security. This election shall apply to all obligations with a maturity of one year or less acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a Short-Term Debt Security. Purchasers of debt securities with such features should carefully examine the applicable supplement and should consult their tax advisors in relation to such features.

Contingent Payment Debt Securities

Debt securities that do not qualify as “variable rate instruments,” and debt securities that provide for contingent payments may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes (a “Contingent Payment Debt Security”). Special rules govern the tax treatment of Contingent Payment Debt Securities. These rules generally require a U.S. Holder to treat all interest as OID and to accrue OID at a rate equal to the comparable yield on a non-contingent, fixed rate debt instrument of the issuer with similar terms and conditions and a projected payment schedule, including projected contingent payments, that provides such comparable yield. The amount of OID will then be allocated on a rateable basis to each day in the period that the U.S. Holder holds the Contingent Payment Debt Security. If the actual payments made on a Contingent Payment Debt Security in a year differ from the projected payments, U.S. Holders will recognize additional interest income or ordinary loss (after offsetting and reducing OID for such periods). U.S. Holders therefore might be required to recognize income greater or less than the interest and other cash payments on the Contingent Payment Debt Security.

Debt securities denominated in a single foreign currency are not treated as having OID under the rules applicable to Contingent Payment Debt Securities merely by reason of the contingent U.S. dollar values of payments. U.S. Holders of Contingent Payment Debt Security denominated in a single foreign currency generally are required to accrue interest at a comparable yield in units of foreign currency and translate OID into U.S. dollars in accordance with the rules for accrual basis taxpayers. Special rules apply to the conversion of adjustments.

Gain on the sale or other disposition of a Contingent Payment Debt Security generally will be treated as ordinary income from sources outside of the United States. Loss will be treated as ordinary loss to the extent of prior net interest inclusions and capital loss to the extent of any excess. Loss generally would be treated as arising from U.S. sources.

Market Discount

A debt security, other than a Short-Term Debt Security (as defined above), generally will be treated as purchased at a market discount (a “Market Discount Debt Security”) if the debt security’s stated redemption price at maturity or, in the case of a Discount Debt Security, the debt security’s “revised issue price”, exceeds the amount for which the U.S. Holder purchased the debt security by at least 0.25% of the debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity (or, in the case of a debt security that is an installment obligation, the debt security’s weighted average maturity). If this excess is less than 0.25%, then the excess constitutes “de minimis market discount”. For this purpose, the “revised issue price” of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security and decreased by the amount of any payments previously made on the debt security that were not qualified stated interest payments.

Any gain recognized by a U.S. Holder on the maturity or disposition of a Market Discount Debt Security (including any payment on a debt security that is not qualified stated interest) will be treated as ordinary income to the extent that the gain does not exceed the accrued market discount on the debt security while held by such U.S. Holder. Alternatively, a U.S. Holder of a Market Discount Debt Security may elect to include market discount in income currently over the life of the debt security. This election will apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS. Market discount will accrue on a straight-line basis unless the U.S. Holder elects to accrue the market discount on a constant-yield method. This election applies only to the Market Discount Debt Security with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Debt Security that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings incurred to purchase or carry a Market Discount Debt Security that is in excess of the interest and OID on the debt security includible in the U.S. Holder’s income, to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the Market Discount Debt Security was held by the U.S. Holder.

The application of the book/tax conformity rule to debt securities with market discount is uncertain. Under the book/tax conformity rule, an accrual method holder that has made the election described in the prior paragraph to accrue market discount may be required to accrue market discount in a more accelerated manner than described above if the holder does so for financial accounting purposes. It is also possible, although less likely, that accrual method holders that have not made the election described above and that accrue market discount on a current basis on their financial statements may be required to accrue market discount—including de minimis market discount—currently for U.S. federal income tax purposes.

Market discount on a debt security that is denominated in, or determined by reference to, a foreign currency, will be accrued in that foreign currency. If the U.S. Holder elects to include market discount in income currently, the accrued market discount will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the U.S. Holder’s taxable year). Upon the receipt of an amount attributable to accrued market discount, the U.S. Holder may recognize U.S. source foreign currency gain or loss (which will be taxable as ordinary income or loss) determined in the same manner as for accrued interest or OID. A U.S. Holder that does not elect to include market discount in income currently will recognize, upon the disposition or maturity of the debt security, the U.S. dollar value of the amount accrued, calculated at the spot exchange rate on that date, and no part of this accrued market discount will be treated as foreign currency gain or loss.

Debt Securities Purchased at a Premium

A U.S. Holder that purchases a debt security for an amount in excess of its principal amount, or for a Discount Debt Security, its stated redemption price at maturity, may elect to treat the excess as “amortizable bond premium”, in which case the OID regulations will not apply and the amount required to be included in the U.S. Holder’s income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security’s yield to maturity) to that year. Any election to amortize bond premium shall apply to all debt securities (other than debt securities the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount” above.

Bond premium (including acquisition premium) on a debt security that is denominated in, or determined by reference to, a foreign currency, will be computed in units of the foreign currency, and any such bond premium that is taken into account currently will reduce interest income in units of the foreign currency. On the date bond premium offsets interest income, a U.S. Holder may recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) measured by the difference between the spot exchange rates in effect on that date, and on the date the debt security was acquired by the U.S. Holder. If a U.S. Holder does not elect to take bond premium (other than acquisition premium) into account currently, any bond premium will be taken into account in determining the overall gain or loss on the debt security and any loss realized on the sale, exchange or retirement of a debt security with amortizable bond premium that is denominated in, or determined by reference to, a foreign currency, will be a capital loss to the extent of the bond premium.

Purchase, Sale and Retirement of Debt Securities

A U.S. Holder’s tax basis in a debt security will generally be its cost, increased by the amount of any OID or market discount included in the U.S. Holder’s income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount included in the U.S. Holder’s income with respect to the debt security, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the debt security.

A U.S. Holder will generally recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and the tax basis of the debt security. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Except to the extent described above under “— Original Issue Discount — Market Discount” or “— Original Issue Discount — Short Term Debt Securities” or attributable to changes in exchange rates (as discussed below), gain or loss recognized on the sale or retirement of a debt security will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the debt securities exceeds one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a debt security generally will be U.S. source.

A U.S. Holder’s tax basis in a debt security that is denominated in a foreign currency will be determined by reference to the U.S. dollar cost of the debt security. The U.S. dollar cost of a debt security purchased with foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of debt securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects). The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of this amount on the date of sale or retirement, or the settlement date for the sale, in the case of debt securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects). Such an election by an accrual basis U.S. Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

A U.S. Holder will recognize U.S. source exchange rate gain or loss (taxable as ordinary income or loss) on the sale or retirement of a debt security equal to the difference, if any, between the U.S. dollar values of the U.S. Holder’s purchase price for the debt security (or, if less, the principal amount of the debt security) (i) on the date of sale or retirement and (ii) on the date on which the U.S. Holder acquired the debt security. Any such exchange rate gain or loss will be realized only to the extent of total gain or loss realized on the sale or retirement

(including any foreign currency gain or loss with respect to the receipt of accrued but unpaid interest). This foreign currency gain or loss will not be treated as an adjustment to interest income that a U.S. Holder receives on the debt securities.

Disposition of Foreign Currency

Foreign currency received as interest on a debt security or on the sale or retirement of a debt security will have a tax basis equal to its U.S. dollar value at the time the foreign currency is received. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase debt securities or upon exchange for U.S. dollars) will be U.S. source ordinary income or loss.

Medicare Tax on Net Investment Income

Certain non-corporate U.S. Holders whose income exceeds certain thresholds generally will be subject to a 3.8% surtax tax on their “net investment income” (which generally includes, among other things, interest and capital gain from the sale or other disposition of securities). Non-corporate U.S. Holders should consult their own tax advisors regarding the possible effect of such tax on their ownership and disposition of Securities.

Information Reporting and Backup Withholding

In general, payments of interest (including OID, if any), principal, premium, and the proceeds from a sale, redemption or other disposition of the debt securities that are made within the United States or by or through a U.S. paying agent or certain other U.S. related financial intermediaries may be reported to the IRS unless the U.S. Holder is a corporation or otherwise establishes a basis for exemption. Backup withholding generally will apply to amounts subject to reporting if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Non-U.S. taxpayers may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. A Holder can claim a credit against U.S. federal income tax liability for amounts withheld under the backup withholding rules, and it can claim a refund of amounts in excess of its liability by providing required information to the IRS. Prospective investors should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

In addition, U.S. Holders holding debt securities in an account maintained by a “foreign financial institution” may be required to report information with respect to their investment in the debt securities to the IRS. U.S. Holders who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding information reporting requirements and backup withholding rules with respect to their investment in the debt securities.

Reportable Transactions

A United States taxpayer that participates in a “reportable transaction” will be required to disclose its participation to the IRS. Under the relevant rules, if the debt securities are denominated in a foreign currency, a U.S. Holder may be required to treat a foreign currency exchange loss from the debt securities as a reportable transaction if this loss exceeds the relevant threshold in the regulations ($50,000 in a single taxable year, if the U.S. Holder is an individual or trust, or higher amounts for other non-individual U.S. Holders). U.S. Holders who fail to disclose reportable transactions could become subject to substantial penalties. Prospective purchasers are urged to consult their tax advisors regarding the application of these rules.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE DEBT SECURITIES.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers. In addition, third parties may sell securities under the registration statement for their own account.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of securities during the term of their appointment to sell securities on a continuing basis.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

Securities Act of 1933; Indemnification

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of securities may be treated as underwriting discounts and commissions under the Securities Act. Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Stabilization

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would be otherwise. These transactions, if commenced, may be continued by the persons participating in the offering at any time.

Market Making

In the event that we do not list securities of any type or series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

MiFID II Product Governance / Target Market

The applicable prospectus supplement in respect of any securities will include a legend entitled “MiFID II Product Governance” which will outline the target market assessment in respect of the securities and which channels for distribution of the securities are appropriate. Any person subsequently offering, selling or recommending the securities (a distributor) should take into consideration the target market assessment; however, a distributor subject to Directive 2014/65/EU (as amended, “MiFID II”) is responsible for undertaking its own target market assessment in respect of the securities (by either adopting or refining the target market assessment) and determining appropriate distribution channels.

A determination will be made in relation to each issue about whether, for the purpose of the MiFID Product Governance Rules under EU Delegated Directive 2017/593 (the “MiFID Product Governance Rules”), any Dealer subscribing for any securities is a manufacturer in respect of such securities, but otherwise neither the Dealer nor any of its respective affiliates will be a manufacturer for the purpose of the MiFID Product Governance Rules.

LEGAL MATTERS

The validity of the debt securities will be passed upon for us by Freshfields Bruckhaus Deringer LLP or any other law firm named in the applicable prospectus supplement as to certain matters of English and New York law. The validity of the debt securities will be passed upon for any underwriters or agents by Cleary Gottlieb Steen & Hamilton LLP or any other law firm named in the applicable prospectus supplement as to certain matters of New York law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2018 Annual Report on Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The address of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH, United Kingdom.

BRITISH TELECOMMUNICATIONS PUBLIC LIMITED COMPANY

$675,000,000 4.500% Senior Notes due 2023

$700,000,000 5.125% Senior Notes due 2028

PROSPECTUS SUPPLEMENT

November 29, 2018

BofA Merrill Lynch

Barclays

Citigroup

MUFG

SMBC Nikko

BNP PARIBAS

HSBC

J.P. Morgan

Lloyds Securities

Mizuho Securities

NatWest Markets

Santander

SEB

SOCIETE GENERALE